Exhibit 99.1
EXECUTION COPY
CREDIT AGREEMENT
dated as of
June 27, 2008
among
LANDSTAR SYSTEM HOLDINGS, INC.,
LANDSTAR SYSTEM, INC.,
the Subsidiaries of the
Borrower signatories hereto,
the Several Lenders
from time to time parties hereto,
BANK OF AMERICA, N.A.,
BRANCH BANKING & TRUST CO.,
SUNTRUST BANK
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents, and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Subsidiary Guarantors
Schedule 1.1(c)	Pricing Grid
Schedule 1.1(d)	Mandatory Costs
Schedule 3.9	Existing Letters of Credit
Schedule 4.15	Subsidiaries
Schedule 4.17	Environmental Matters
Schedule 7.2	Existing Indebtedness
Schedule 7.3	Existing Liens
Schedule 7.4	Existing Guarantee Obligations

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C-1	Form of Parent Guarantee
Exhibit C-2	Form of Subsidiaries Guarantee
Exhibit C-3	Form of L/C Guarantee
Exhibit D	Form of Closing Certificate
Exhibit E-1	Form of Opinion of Debevoise & Plimpton LLP
Exhibit E-2	Form of Opinion of Borrower’s General Counsel
Exhibit E-3	Form of Opinion of Maples and Calder
Exhibit F	Form of Assignment and Acceptance

     CREDIT AGREEMENT, dated as of June 27, 2008, among LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the “Borrower”), LANDSTAR SYSTEM, INC., a Delaware corporation (the “Parent”), the Subsidiaries of the Borrower that are signatories hereto (such Subsidiaries, collectively, the “Subsidiary Guarantors”), the several banks and other financial institutions from time to time parties to this Agreement (such banks and other financial institutions, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and as issuer of the Letters of Credit as provided herein (in such capacity, the “Issuing Lender”), and BANK OF AMERICA, N.A., BRANCH BANKING & TRUST CO., SUNTRUST BANK and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-syndication agents for the Lenders hereunder (in such capacity, the “Syndication Agents”).
     The parties hereto hereby agree as follows:
ARTICLE I. DEFINITIONS
          Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Borrowing”: a Revolving Credit Borrowing comprised of ABR Loans made pursuant to Section 2.2, or converted to ABR Loans pursuant to Section 2.6, or a Swing Line Borrowing made pursuant to Section 2.5.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Account Receivable Indebtedness”: any obligation arising in connection with a Permitted Receivables Transaction (including, without limitation, any such obligation that may not be reflected in financial statements). To the extent a Permitted Receivables Transaction is outstanding and is accounted for as a sale of accounts receivable under GAAP, Account Receivable Indebtedness shall also include the additional Indebtedness, determined on a consolidated basis, which would have been outstanding had such Permitted Receivables Transaction been accounted for as a borrowing, and the discount rate in such Permitted Receivables Transaction shall be treated as interest.

     “Administrative Agent”: collectively, JPMCB, in its capacity as administrative agent for the Lenders hereunder, and any Affiliates of JPMCB as may be designated in writing by it to the Borrower and the Lenders as performing duties of such Administrative Agent with respect to the Eurocurrency Loans and Letters of Credit denominated in any Foreign Currencies, and any successor Administrative Agent appointed pursuant to Section 9.9.
     “Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
     “Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agreed Currencies”: (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders; provided that, in the case of any Eurocurrency Borrowing or Letter of Credit to be denominated in any Foreign Currency, such currency at the time is freely available, freely transferable and freely convertible into Dollars, and dealings in deposits in such currency are carried on in the London or other applicable interbank market.
     “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
     “Applicable Margin”: for each Type of Loan on any date during any fiscal quarter of the Parent, the rate per annum for such Type of Loan set forth in Schedule 1.1(c) based on the Leverage Ratio as of the end of the preceding fiscal quarter of the Parent.
     “Applicable Payment Office”: the office of the Administrative Agent specified in Section 10.2 or, in the case of Eurocurrency Borrowings and Letters of Credit denominated in any Foreign Currencies, the applicable Eurocurrency Payment Office.
     “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
     “Approximate Equivalent Amount”: with respect to any Foreign Currency and a corresponding amount of Dollars, the Dollar Equivalent amount of such Foreign Currency with respect to such amount of Dollars on or as of such date, rounded to the nearest amount of such Foreign Currency as determined by the Administrative Agent from time to time based upon the spot rate quoted by its foreign exchange trading desk.
     “Assignee”: as defined in Section 10.6(c).
     “Available Revolving Credit Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment over (b) the Dollar Equivalent amount of such Lender’s then Outstanding Revolving Extensions of Credit.
     “Borrower”: as defined in the preamble hereto.

     “Borrowing”: a Revolving Credit Borrowing (which may be either a Eurocurrency Borrowing or an ABR Borrowing) or Swing Line Borrowing, as the case may be.
     “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or 2.5 as a date on which the Borrower requests the Lenders to fund a Borrowing hereunder.
     “Borrowing Notice”: as defined in Section 2.2(a).
     “Business”: as defined in Section 4.17.
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurocurrency Loan or a Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude (x) any day on which banks are not open for dealings in the Foreign Currency applicable to such Eurocurrency Loan or Letter of Credit in the London interbank market (and, if the Eurocurrency Loan or the Letter of Credit which are the subject of a drawing, payment, reimbursement or rate selection is denominated in euros, a day upon which TARGET is not open for business), and (y) any day on which banks are not open for dealings in the Foreign Currency in the jurisdiction of the Eurocurrency Payment Office applicable to such Eurocurrency Loan or Letter of Credit or of the principal financial center of the country of such Foreign Currency.
     “Canadian Dollars”: the lawful currency of Canada.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a limited liability company, partnership, or other Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalents”: (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition; (d) commercial paper of any Lender or an affiliate of any Lender rated at least A-2 by Standard & Poor’s Corporation or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition; (e) shares of money market mutual funds that invest solely in instruments described in the foregoing clauses (a) through (d) and that are rated AA or better by Standard & Poor’s Corporation or Aa2 by Moody’s Investors Service, Inc.; and (f) marketable direct general obligations issued by any state, county or municipality, or any agency or instrumentality of any thereof, with maturities of one year or less from the date of acquisition and that are rated AA- or better by Standard & Poor’s Corporation or Aa3 by Moody’s Investors Service, Inc.
     “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment Fee Rate”: on any date during any fiscal quarter of the Parent, the rate per annum set forth in Schedule 1.1(c) under the column heading “Commitment Fee Rate” opposite the row heading describing the Leverage Ratio as of the end of the preceding fiscal quarter of the Parent.
     “Commodity Price Protection Agreement”: any futures agreement or commodity price protection agreement or other commodity hedge arrangement entered into in the ordinary course of business by the Borrower or any of its Subsidiaries in order to protect them against fluctuations in fuel prices.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
     “Computation Date”: as defined in Section 2.20.
     “Consolidated EBITDA”: for any period, Consolidated Net Income of the Parent and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge or expense in the calculation of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any non-cash expenses and charges, (vi) any non-cash loss associated with the sale or write-down of assets not in the ordinary course, (vii) any extraordinary or non-recurring expenses or losses (including, without limitation, losses on sales of assets outside of the ordinary course of business and in respect of Permitted Receivables Transactions, whether or not such losses are otherwise includable as a separate item in the statement of such Consolidated Net Income for such period) and (viii) any charges relating to expensing employee stock options or other stock based compensation and minus any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and in respect of Permitted Receivables Transactions).
     “Consolidated Interest Expense”: for any period, the consolidated amount of interest expense of the Parent and its Subsidiaries with respect to such period, determined on a consolidated basis in accordance with GAAP (but excluding for purposes of calculating the amount of such interest expense for any such period the effect of any interest income for such period) including, without limitation, the interest component of payments made under Financing Leases and the discount rate in any Permitted Receivables Transaction, as such consolidated amount is increased or decreased, as the case may be, to give effect to any costs or benefits arising under any Interest Rate Protection Agreements during such period.
     “Consolidated Lease Expense”: for any period, the aggregate rental expenses of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, payable in respect of such period under leases (other than Financing Leases) for real and/or personal property (net of income from subleases thereof); provided that, for the purposes of Section 7.7, “Consolidated Lease Expense” shall not include (i) payments to independent contractors based on a percentage of revenue generated or on miles driven in connection with the transportation of freight using tractors and/or containers and/or trailing equipment provided by such independent contractors and (ii) payments to warehousemen in connection with the provision to the Parent and its Subsidiaries of warehouse capacity and related warehouse services, to the extent that such payments are required to be paid by, and are billed to, customers of the Parent and its Subsidiaries.

     “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded the income (or deficit) of any other Person (other than a Subsidiary) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions.
     “Consolidated Net Worth”: at any date, an amount equal to (x) Consolidated Total Assets as at such date, minus (y) Consolidated Total Liabilities as at such date.
     “Consolidated Total Assets”: at any date, the amount, computed in accordance with GAAP, of the total assets of the Parent and its consolidated Subsidiaries as at such date.
     “Consolidated Total Liabilities”: at any date, the amount, computed in accordance with GAAP, of the total liabilities of the Parent and its consolidated Subsidiaries as at such date.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Country Risk Event”: means:
          (i) any law, action or failure to act by any Governmental Authority in any country asserting jurisdiction over the Letter of Credit beneficiary which has the effect of:
(a) changing the obligations of the Issuing Lender or the Lenders under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Lender, the Lenders or the Administrative Agent from that which exists on the Effective Date,
(b) changing the ownership or control by such Letter of Credit beneficiary of its business, or
(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;
          (ii) force majeure; or
          (iii) any similar event outside the control of the Administrative Agent and the Issuing Lender;
which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Lender and freely available to the Administrative Agent or the Issuing Lender.
     “Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Dollar Equivalent”: as of any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.19 or as otherwise expressly provided herein.

     “Dollars” and “$”: dollars in lawful currency of the United States of America.
     “Domestic Subsidiary”: any Subsidiary that is organized under the laws of one of the fifty states of the United States or the District of Columbia.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.
     “EMU Legislation”: the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “EU”: the European Union.
     “euro” and/or “EUR”: the single currency of the participating member states of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the euro in one or more member states.
     “Eurocurrency”: when used in reference to a currency, an Agreed Currency, and when used in reference to any Loan whether such Loan is bearing interest at a rate determined by reference to the Eurocurrency Rate.
     “Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, (a) if denominated in any currency other than euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Eurocurrency Loan (as reflected on the applicable Reuters Screen LIBOR 01 Page or any successor or substitute page reflecting such rates), for a period equal to such Interest Period; or (b) if denominated in euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period, by reference to the Banking Federation of the European Union for deposits in euro (as reflected on the applicable Moneyline Telerate Service Page 248-249 or any successor or substitute page reflecting such rates), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Base Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Eurocurrency Loan (based on the amount of the Eurocurrency Loan of the Administrative Agent, in its capacity as a Lender, included in the related Eurocurrency Borrowing) are offered for such Interest Period to major banks in the London or other applicable offshore interbank market by the principal office of the Administrative Agent in such offshore interbank market at approximately (i) 11:00 a.m., London time, on the Quotation Day for such Interest Period if such Eurocurrency Loan is denominated in any currency other than euro or (ii) 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period if such Eurocurrency Loan is denominated in euro.

     “Eurocurrency Borrowing”: a Revolving Credit Borrowing comprised of Eurocurrency Loans made pursuant to Section 2.2, or continued as, or converted to, Eurocurrency Loans pursuant to Section 2.6.
     “Eurocurrency Payment Office”: for each Eurocurrency Borrowing or Letter of Credit denominated in a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for funding and/or payment of such Eurocurrency Borrowing or Letter of Credit as specified in writing by the Administrative Agent to the Borrower and each Lender from time to time in writing by the Administrative Agent to such Persons.
     “Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
     “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurocurrency Base Rate

1.00 - Eurocurrency Reserve Requirements
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) for the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal as may be applicable to any Lender (without duplication of any amounts constituting Mandatory Costs or other amounts payable pursuant to Section 2.9(d) or (e)). Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Borrower promptly of any such adjustment.
     “Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Exchange Rate”: on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange into Dollars as set forth on such date on the applicable Reuters currency page at or about 11:00 a.m., London time; provided, that if such rate is not then available on such currency page, then such calculation shall be made on the basis of the arithmetical mean of the buy and sell spot rates of exchange that the Administrative Agent offers to buy and sell such currency on the London or other applicable interbank market at 11:00 a.m., Local Time in such interbank market, on or as of the most recent Computation Date or upon the occurrence of an Event of Default as described in paragraph (f) of Article VIII; provided further, that the Administrative Agent may obtain such rates from another financial institution designated by the Administrative Agent if its foreign exchange trading desk does not have spot buy and sell rates for such currency.

     “Exchange Rate Protection Agreement”: any currency exchange rate cap agreement, swap agreement, forward or futures agreement, or other currency exchange rate hedge arrangement entered into by the Borrower or any Subsidiary in order to protect the Borrower or any Subsidiary, as the case may be, against fluctuations in currency exchange rates.
     “Existing Credit Agreement”: that certain Fourth Amended and Restated Credit Agreement dated as of July 8, 2004 among the Borrower, the Parent, the subsidiaries of the Borrower party thereto, the lenders party thereto, and JPMCB, as administrative agent for such lenders.
     “Existing Letters of Credit”: the letters of credit issued by JPMCB pursuant to the Existing Credit Agreement and outstanding on the Closing Date, as described on Schedule 3.9.
     “Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
     “Financing Vehicle”: any direct or indirect wholly-owned Subsidiary of the Parent formed for the sole purpose of engaging in the Operator Financing Program, and which engages in no business activities other than those related to the Operator Financing Program.
     “Fixed Charge Coverage Ratio: as defined in Section 7.1(b).
     “Foreign Currencies”: all Agreed Currencies other than Dollars.
     “Foreign Currency Sublimit”: means $75,000,000.
     “Foreign Subsidiary”: any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.
     “GAAP”: generally accepted accounting principles in the United States of America in effect from time to time; provided that, for purposes of determining compliance with the covenants set forth in Sections 7.1, 7.7 and 7.9, “GAAP” means such generally accepted accounting principles as utilized in preparing the audited financial statements delivered pursuant to the first sentence of Section 4.1.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guarantees”: the collective reference to the Parent Guarantee, the Subsidiaries Guarantee and the L/C Guarantee.
     “Guarantor”: any Person delivering a Guarantee pursuant to this Agreement.
     “IFRS”: means International Financial Reporting Standards and applicable accounting requirements published by the International Accounting Standards Board, as in effect from time to time.
     “Indebtedness”: of any Person (the “Debtor”) at any date, without duplication, (a) all indebtedness of the Debtor for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities, accrued compensation and other liabilities, costs or fees incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Debtor which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Debtor under Financing Leases, (d) all obligations of such Debtor in respect of acceptances issued or created for the account of such Debtor, (e) all liabilities of any other Person or Persons secured by any Lien on any property owned by the Debtor even though the Debtor has not assumed or otherwise become liable for the payment thereof, (f) all Account Receivable Indebtedness of such Debtor, (g) obligations of the Debtor under any conditional sale or other title retention agreements relating to property acquired by the Debtor, (h) all net amounts that would be payable by the Debtor under any Interest Rate Protection Agreement if such Interest Rate Protection Agreement were to be terminated as of the date of any determination of Indebtedness, (i) off-balance sheet liability of the Debtor retained in connection with synthetic leases and sale-leaseback transactions and other similar obligations of the Debtor with respect to other transactions that are the functional equivalent of borrowings but are not recognized as liabilities on the Debtor’s consolidated balance sheet prepared in accordance with GAAP, and (j) all Guarantee Obligations of obligations otherwise constituting Indebtedness as herein defined. The Indebtedness of any Debtor shall include the Indebtedness of any partnership in which the Debtor is a general partner.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Insurance Subsidiary”: one or more wholly owned corporate Subsidiaries of the Borrower organized under the insurance laws of the Cayman Islands for the purpose of engaging in the Insurance Subsidiary Business.

     “Insurance Subsidiary Business”: the business of (x) providing insurance or reinsurance to (a) the Borrower, its Subsidiaries and/or independent contractors doing business with the Borrower and/or any of its Subsidiaries and/or (b) any other Persons principally engaged in trucking or a similar business, including independent contractors who do not do business with the Borrower and/or any of its Subsidiaries, and/or (y) providing other reinsurance to other Persons.
     “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Swing Line Loan, the day such Swing Line Loan is required to be repaid, and (e) as to all Loans, the Termination Date.
     “Interest Period”: with respect to any Eurocurrency Loan:
     (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending seven or fourteen days, or one, two, three, six or, if available, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three, six or, if available, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in accordance with Section 2.6;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (1) if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date, as the case may be; and
     (3) any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “Interest Rate Protection Agreement”: any interest rate cap agreement or interest rate swap agreement or other interest rate hedge arrangement entered into by the Borrower or any Subsidiary in order to protect the Borrower or such Subsidiary, as the case may be, against fluctuations in interest rates in respect of any obligations.
     “Investment Grade”: a rating of BBB or higher from Standard & Poor’s Corporation and Baa or higher from Moody’s Investors Service, Inc.

     “Issuing Lender”: JPMCB and any other Lender approved by the Administrative Agent and the Borrower as the issuer of any Letter of Credit hereunder, in each case, in its capacity as issuer of any Letter of Credit.
     “ISP”: International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent revision thereof adhered to by JPMorgan Chase Bank, N.A.
     “JPMCB”: as defined in the preamble hereto.
     “L/C Commitment”: $75,000,000.
     “L/C Fee”: on any date of determination for any Letter of Credit, the rate per annum equal to the Applicable Margin for Eurocurrency Loans in effect on such date multiplied by the average daily aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit during the period for which such determination is made.
     “L/C Fee Payment Date”: the last day of each March, June, September and December, and with respect to each Letter of Credit, the date of expiration or cancellation of such Letter of Credit.
     “L/C Guarantee”: the Guarantee to be executed and delivered by the Parent, substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.
     “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent amount of the then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of all unpaid Reimbursement Obligations.
     “L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.
     “Lender Affiliate”: (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Lenders”: as defined in the preamble hereto.
     “Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.
     “Letters of Credit”: as defined in Section 3.1(a).
     “Leverage Ratio”: as defined in Section 7.1(a).

     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).
     “Loan”: any loan made by any Lender pursuant to this Agreement, which loan may be outstanding as a Revolving Credit Loan (as either an ABR Loan or a Eurocurrency Loan) or a Swing Line Loan.
     “Loan Documents”: this Agreement, the Notes, if any, the Guarantees, the Applications, if any, and the Pledge Agreements, if any.
     “Loan Parties”: the Parent, the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.
     “Local Time”: as defined in Section 1.2(f).
     “Mandatory Costs”: in relation to any Eurocurrency Loans, any addition to the interest rate determined in accordance with Schedule 1.1(d).
     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, which, after deducting the portion thereof, if any, that is covered by insurance (with respect to which coverage the Lenders shall have been provided evidence of such coverage), is equal to at least $10,000,000.
     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Non-Excluded Taxes”: as defined in Section 2.15.
     “Notes”: the collective reference to any promissory notes evidencing Revolving Credit Loans and Swing Line Loans substantially in the forms of Exhibit A and Exhibit B, respectively.
     “Offshore Joint Venture”: any Subsidiary Guarantor, all of the Capital Stock of which is at all times owned directly or indirectly by the Insurance Subsidiary and one or more of the Parent or the Borrower, formed under the laws of any jurisdiction other than the United States or any political subdivision thereof for the sole purpose of making Permitted Insurance Company Investments.

     “Operator Financing Program”: a program pursuant to which the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, may provide financing to independent contractors doing business with the Borrower and its Subsidiaries to enable such independent contractors to purchase tractors, trailers and related transportation equipment expected to be used in connection with the business of the Borrower and its Subsidiaries.
     “Operator Financing Subsidiary”: Landstar Contractor Financing, Inc.
     “Outstanding Permitted Line of Credit Indebtedness”: at any time, the aggregate principal amount of Indebtedness incurred under unsecured (or, to the extent permitted by Section 7.3(m), secured) lines of credit not extended pursuant to this Agreement.
     “Outstanding Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent amount of such Lender’s Revolving Credit Percentage of the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the Dollar Equivalent amount of such Lender’s Revolving Credit Percentage of all L/C Obligations then outstanding, and (c) such Lender’s Revolving Credit Percentage of all Swing Line Loans then outstanding.
     “Overnight Foreign Currency Rate”: means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the applicable interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related payment.
     “Parent”: as defined in the preamble hereto.
     “Parent Guarantee”: the Guarantee to be executed and delivered by the Parent, substantially in the form of Exhibit C-1, as the same may be amended, supplemented or otherwise modified from time to time.
     “Participant”: as defined in Section 10.6(b).
     “Participating Member State” means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for European Monetary Union.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Percentage-Based Leases”: those tractor, trailer and related equipment leases where rent is based on a percentage of the revenues derived from such equipment.
     “Permitted Acquisition”: any acquisition described in Section 7.10(g) which satisfies all of the terms and conditions set forth therein.
     “Permitted Insurance Company Investments”: any investments (i) in Cash Equivalents (provided that for this purpose investments of the type described in clause (e) of the definition of Cash Equivalents need not be rated), (ii) in preferred equity securities of any corporation provided that (A) at the time any such investment is made, such investment is rated either (x) one, two or three by the Securities Valuation

Office of the National Association of Insurance Commissioners or (y) Investment Grade and (B) immediately after giving effect to any such investment, the aggregate amount of all investments made in reliance on this clause (ii) shall not exceed 20% of the Insurance Subsidiary’s and the Offshore Joint Venture’s combined total assets at the time such investment is made, (iii) constituting loans and advances to the Parent, Borrower or any of its Subsidiaries, (iv) constituting the acquisition of loans made by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, in an aggregate amount not to exceed at any time 25% of the Insurance Subsidiary’s total assets at the time such investment is made, (v) in tractors, trailers and other fixed assets used in the operations of the Borrower and its Subsidiaries provided that the Insurance Subsidiary leases such assets to one or more of the Borrower’s Subsidiaries and (vi) in obligations which, at the time the investment in question is made, are rated either (X) one, two or three by the Securities Valuation Office of the National Association of Insurance Commissioners or (Y) Investment Grade.
     “Permitted Receivables Transaction”: any sale or sales of, and/or securitization of, or transfer of, any accounts receivable and related records, collateral and rights of the Borrower and/or any of its Subsidiaries (the “Receivables”) pursuant to which (a) the Receivables SPV realizes aggregate net proceeds of not more than $75,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $75,000,000, (b) the Receivables shall be transferred or sold to the Receivables SPV at fair market value or at a market discount, and shall not exceed the greater of (i) $100,000,000 in the aggregate or (ii) the Receivables of Landstar Ranger, Inc. at the time such transfer or sale, as the case may be, takes place and (c) obligations arising therefrom shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables SPV).
     “Permitted Specified Additional Debt”: unsecured (or, to the extent permitted by Section 7.3(m), secured) Indebtedness issued by the Borrower which is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower) and (i) no part of the principal of which is scheduled to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to June , 2013, and (ii) the other terms and conditions of which, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower).
     “Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement”: any pledge agreement in a form reasonably acceptable to the Administrative Agent, executed by the Borrower and/or any other Loan Party in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which such Loan Party or Loan Parties shall pledge the Capital Stock of their Foreign Subsidiaries in accordance with Section 6.9.
     “Pounds Sterling”: the lawful currency of the United Kingdom.

     “Quotation Day”: with respect to any Eurocurrency Borrowing and any Interest Period, (i) in the case of a Eurocurrency Borrowing denominated in Dollars or euro, two (2) Business Days prior to the commencement of such Interest Period, and (ii) in the case of a Eurocurrency Borrowing denominated in any Foreign Currency other than euro, the day on which it is market practice in the relevant interbank market for major banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period (and if such quotations would normally be given by major banks on more than one day, the Quotation Day will be the last of such days).
     “Receivables SPV”: any one or more direct or indirect wholly-owned Subsidiary of the Parent formed for the sole purpose of engaging in Permitted Receivables Transactions, and which engages in no business activities other than those related to Permitted Receivables Transactions.
     “Reference Banks” means JPMorgan Chase Bank, N.A. and Bank of America, N.A. or if any such Lender assigns all of its Commitment and the Loans owing to it in accordance with Section 10.6, such other Lender as may be designated by the Administrative Agent and approved by the Borrower (such approval not to be unreasonably withheld).
     “Refunded Swing Line Loans”: as defined in Section 2.5(b).
     “Register”: as defined in Section 10.6(d).
     “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Reimbursement Obligation”: the obligation of the Borrower or the applicable Subsidiary Guarantor to reimburse the Issuing Lender pursuant to Section 3.5 for any amounts drawn under Letters of Credit.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14,         .16, .18, .19 or .20 of PBGC Reg. Section 2615.
     “Required Lenders”: at any time, Lenders having Revolving Credit Percentages which total in the aggregate at least 51%.
     “Requirement of Law”: as to any Person, the certificate or articles of incorporation and by-laws, partnership agreement, limited liability company agreement, or other applicable organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reset Date”: as defined in Section 10.19(a).
     “Responsible Officer”: the Chief Executive Officer, the President, the Vice President and Treasurer or any other Vice President of the Borrower or, with respect to financial matters, the Chief Financial Officer or the Controller of the Borrower.

     “Revolving Credit Borrowing”: Revolving Credit Loans of the same Type and currency that are made, converted or continued simultaneously of the same day and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
     “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans (including Revolving Credit Loans in connection with Section 2.5(b)) to the Borrower, and to issue or participate in Letters of Credit issued on behalf of the Borrower or any Subsidiary Guarantor hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement.
     “Revolving Credit Commitment Period”: the period from and including the Closing Date, to but not including the Termination Date then in effect, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.
     “Revolving Credit Loans”: as defined in Section 2.1(a).
     “Revolving Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Outstanding Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Outstanding Revolving Extensions of Credit of all Lenders then outstanding).
     “Short Term Leases”: leases (other than Financing Leases and Percentage-Based Leases) to which the Parent or any of its Subsidiaries is a party for tractors, trailers and related equipment expiring twelve months or less after the date thereof.
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Subsidiaries Guarantee”: the Guarantee to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.
     “Subsidiary Guarantors”: the Subsidiaries of the Borrower listed on Schedule 1.1(b) hereto, the Insurance Subsidiary, the Offshore Joint Venture and each other Subsidiary which shall become a party to the Subsidiaries Guarantee subsequent to the Closing Date, excluding, in all cases, the Operator Financing Subsidiary and the Financing Vehicle. Notwithstanding the foregoing, neither the Landstar Scholarship Fund nor the BCO Benevolence Fund shall be a Subsidiary Guarantor.
     “Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Swing Line Borrowing”: a borrowing of a Swing Line Loan made by the Borrower from the Swing Line Lender pursuant to Section 2.5.
     “Swing Line Lender”: JPMCB or any other Lender approved by the Administrative Agent and the Borrower to make Swing Line Loans to the Borrower pursuant to Section 2.5.
     “Swing Line Loan”: as defined in Section 2.5(a).
     “Termination Date”: June 27, 2013.
     “TARGET”: the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
     “Total Indebtedness”: at any date, consolidated Indebtedness of the Parent and its Subsidiaries, as at such date, determined on a consolidated basis in accordance with GAAP, plus to the extent not otherwise included, Account Receivable Indebtedness; provided that, for purposes of the definition of “Total Indebtedness”, the term “Indebtedness” shall not include the items set forth in clauses (g), (h) and (i) in the definition of the term “Indebtedness”, but shall include Guarantee Obligations described in clause (j) of such definition to the extent such Guarantee Obligations relate to primary obligations of the types described in clauses (a) through (f) of such definition.
     “Transferee”: as defined in Section 10.6(f).
     “Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
     “UCP”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended or superseded from time to time.
          Section 1.2. Other Definitional Provisions.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (c) The words “hereof’ “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The word “including” when used in this Agreement means including, without limitation.

          (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (f) Unless otherwise specified, all references to times of day in this Agreement shall be deemed to refer to New York City time, except that references herein to “Local Time” with respect to any Eurocurrency Borrowing or Letter of Credit denominated in a Foreign Currency shall be deemed to refer to local time at the applicable Eurocurrency Payment Office in respect of such Eurocurrency Borrowing or Letter of Credit.
          Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to (i) eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose) or (ii) to modify any provision hereof to reflect the Borrower’s adoption of IFRS, regardless of whether any such notice is given before or after such change in GAAP, in the application thereof or such adoption, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          Section 1.4. Foreign Currency Calculations. For purposes of any determination of amounts specified in Article VII or Article VIII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars in accordance with GAAP on the date of such determination.
ARTICLE II. AMOUNT AND TERMS OF COMMITMENTS
          Section 2.1. Revolving Credit Commitments.
          (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding, when added to (i) such Lender’s Revolving Credit Percentage of the then outstanding L/C Obligations and (ii) such Lender’s Revolving Credit Percentage of all Swing Line Loans then outstanding (net of the portion, if any, of the proceeds of such Revolving Credit Loans that are applied at the time they are made to repay such Swing Line Loans) not to exceed the Dollar Equivalent amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The failure of any Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, no Lender shall be responsible for any other Lender’s failure to make Revolving Credit Loans as required.
          (b) Each Revolving Credit Borrowing shall be comprised of (i) Eurocurrency Loans, or (ii) ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6; provided that, no Eurocurrency Borrowing shall be made after the day that is seven days prior to the Termination Date. Funding of each Revolving Credit Borrowing shall be made in the Agreed Currency specified by the Borrower in the Borrowing Notice with respect to such Revolving Credit Borrowing; provided that, no Revolving Credit Borrowing may be requested in a Foreign Currency if the aggregate Dollar Equivalent amount of all outstanding Eurocurrency Borrowings denominated in Foreign Currencies (including the Eurocurrency Borrowing then being requested) and the Dollar Equivalent amount of all L/C Obligations denominated in Foreign Currencies that are then outstanding would exceed the Foreign Currency Sublimit; and provided further that funding of each ABR Borrowing shall only be made in Dollars.

          Section 2.2. Procedure for Revolving Credit Borrowings.
          (a) The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that, the Borrower shall give the Administrative Agent irrevocable notice of each requested Revolving Credit Borrowing (each a “Borrowing Notice”), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the Borrowing is to be comprised of Eurocurrency Loans or ABR Loans, and (iv) if a Eurocurrency Borrowing, the currency of such Eurocurrency Borrowing and the length of the initial Interest Period therefor. Any such Borrowing Notice given with respect to a Eurocurrency Borrowing denominated in a Foreign Currency must be in writing; any such Borrowing Notice given with respect to a Revolving Credit Borrowing denominated in Dollars, if given by means other than written notice, shall be promptly confirmed in writing by the Borrower. Each ABR Borrowing and each Eurocurrency Borrowing denominated in Dollars shall be in a minimum amount of $1,000,000 and a whole multiple of $100,000. Each Eurocurrency Borrowing denominated in a Foreign Currency shall be in a minimum amount in such Foreign Currency that is the Approximate Equivalent Amount of $1,000,000 and a whole multiple in such Foreign Currency that is the Approximate Equivalent Amount of $100,000.
          (b) Borrowing Notices pursuant to Section 2.2(a) must be received by the Administrative Agent by the following applicable dates and times: (i) for ABR Borrowings, not later than 12:30 p.m. one Business Day prior to the requested Borrowing Date, (ii) for Eurocurrency Borrowings denominated in Dollars, not later than 12:30 p.m. three Business Days prior to the requested Borrowing Date, and (iii) for Eurocurrency Borrowings denominated in a Foreign Currency, not later than 11:00 a.m. Local Time four Business Days prior to the requested Borrowing Date.
          (c) Upon receipt of any Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its Revolving Credit Percentage of each Borrowing available to the Administrative Agent for the account of the Borrower at the Applicable Payment Office prior to 1:00 p.m. (Local Time, in the case of Eurocurrency Loans being funded in a Foreign Currency) on the Borrowing Date requested by the Borrower in funds immediately available and in the applicable currency. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or, if such Loan is denominated in a Foreign Currency, foreign branch or Affiliate of such Lender to make such Eurocurrency Loan (and in the case of an Affiliate, the provisions of Sections 2.13 through 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Eurocurrency Loan in accordance with the terms of this Agreement. Such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
          Section 2.3. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, or on such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof; provided, however, that for purposes of this Section 2.3 only, such Lender’s (including the Swing Line Lender’s) Revolving Credit Percentage of any outstanding Swing Line Loans shall be excluded in the calculation of such Lender’s Available Revolving Credit Commitment.

          Section 2.4. Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that, no such termination or reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and the Swing Line Loans made on the effective date thereof, the Outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Credit Commitments of all Lenders in effect after such requested reduction. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.
          Section 2.5. Swing Line Commitments.
          (a) Subject to the terms and conditions hereof and provided no Default or Event of Default shall have occurred and be continuing, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”, and collectively, the “Swing Line Loans”) available to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that, the Swing Line Lender shall have no obligation to and shall not issue any Swing Line Loan if, after giving effect to such issuance, the Outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Credit Commitments of all Lenders then in effect. Amounts borrowed by the Borrower under this Section 2.5 may be repaid and, through but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. Each Swing Line Borrowing shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, on the requested Borrowing Date) specifying the Borrowing Date and the amount of the requested Swing Line Loan. Each such notice given by means other than written notice shall be promptly confirmed in writing by the Borrower. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrower by crediting the account of the Borrower with such proceeds.
          (b) The Swing Line Lender at any time in its sole and absolute discretion, may, and on each Monday (or if such day is not a Business Day, the next Business Day) shall, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request prior to 12:00 Noon that each Lender, including the Swing Line Lender, make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Article 8 shall have occurred (in which event the procedures of paragraph (c) of this Section 2.5 shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender prior to 2:00 P.M. in funds immediately available on the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans. Each Revolving Credit Loan made pursuant to this Section 2.5(b) shall be an ABR Loan.
          (c) If prior to the making of the Revolving Credit Loans pursuant to Section 2.5(b) one of the events described in paragraph (f) of Article 8 shall have occurred, each Lender will on the date such Revolving Credit Loans were to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Percentage of such Refunded Swing Line Loan. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will grant to such Lender a Swing Line Loan participation as of the date of receipt of such funds and in such amount.

          (d) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it.
          (e) Each Lender’s obligation to purchase participating interests pursuant to this Section 2.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          Section 2.6. Conversion and Continuation Options.
          (a) The Borrower may elect from time to time to convert Eurocurrency Borrowings denominated in Dollars to ABR Borrowings by giving the Administrative Agent irrevocable notice of such election; provided that, any such conversion of such Eurocurrency Borrowings may only be made on the last day of an Interest Period with respect thereto (or on any other day if the conversion referred to herein is accompanied by all amounts payable by the Borrower pursuant to Section 2.16). The Borrower may elect from time to time to convert Revolving Credit Borrowings that are comprised of ABR Loans to Eurocurrency Borrowings denominated in Dollars by giving the Administrative Agent irrevocable notice of such election. Notices of conversion pursuant to this Section 2.6(a) must be received by the Administrative Agent not later than 12:30 p.m. three Business Days prior to the requested effective date of such conversion (which must be a Business Day) and shall specify (i) the amount of the Revolving Credit Borrowing to be converted, and (ii) if the Revolving Credit Borrowing is to be converted into Eurocurrency Loans, the initial Interest Period to be applicable thereto. Any such notice given by means other than written notice shall be promptly confirmed in writing by the Borrower. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurocurrency Borrowings and ABR Borrowings may be converted as provided herein; provided that (i) no Borrowings may be converted into Eurocurrency Borrowings when any Event of Default has occurred and is continuing, and the Administrative Agent has, or the Required Lenders have, determined that such a conversion is not appropriate, (ii) no Borrowings may be converted into Eurocurrency Borrowings after the date that is seven days prior to the Termination Date, and (iii) no Swing Line Loan may be converted into Eurocurrency Loans.
          (b) Any Eurocurrency Borrowing in any Agreed Currency may be continued as a Eurocurrency Borrowing in such Agreed Currency upon the expiration of the then current Interest Period with respect thereto. Notices of continuation pursuant to this Section 2.6(b) must be received by the Administrative Agent by the following applicable times and dates: (i) for Eurocurrency Borrowings denominated in Dollars, not later than 12:30 p.m. three Business Days prior to the requested effective date of such continuation (which must be a Business Day), and (ii) for Eurocurrency Borrowings denominated in a Foreign Currency, not later than 11:00 a.m. Local Time four Business Days prior to the requested effective date (which must be a Business Day). Such notices of continuation must specify the amount and the Agreed Currency of the Revolving Credit Borrowing being continued, and the Interest Period applicable upon such continuation. Any such notice given with respect to a Revolving Credit Borrowing denominated in a Foreign Currency must be in writing; any such notice given with respect to a Revolving Credit Borrowing denominated in Dollars, if given by means other than written notice, shall be promptly confirmed in writing by the Borrower. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurocurrency Borrowings may be continued as provided herein; provided that, no Eurocurrency Borrowings may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined that such a continuation is not appropriate or (ii) after the date that is seven days prior to the Termination Date.

          (c) If the Borrower shall fail to give timely notice of conversion or continuation as provided in Section 2.6(a) or (b) with respect to any Eurocurrency Borrowing denominated in Dollars prior to the expiration of the applicable Interest Period, or if such conversion or continuation is not permitted by the terms of Section 2.6(a) or (b), then such Eurocurrency Borrowing shall be automatically converted to an ABR Borrowing on the last day of such then expiring Interest Period. If the Borrower shall fail to give timely notice of continuation as provided in Section 2.6(b) with respect to any Eurocurrency Borrowing denominated in a Foreign Currency prior to the expiration of the applicable Interest Period, or if such continuation is not permitted by the terms of Section 2.6(b), then such Eurocurrency Borrowing shall be continued in the same Foreign Currency and in the same amount as a Eurocurrency Borrowing having an Interest Period of one month.
          Section 2.7. Minimum Amounts and Maximum Number of Borrowings. All Borrowings, all conversions and continuations of Borrowings, and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) each Eurocurrency Borrowing denominated in Dollars shall be in a minimum amount of $1,000,000 and a whole multiple of $100,000, (b) each Eurocurrency Borrowing denominated in a Foreign Currency shall be in a minimum amount in such Foreign Currency that is the Approximate Equivalent Amount of $1,000,000 and a whole multiple in such Foreign Currency that is the Approximate Equivalent Amount of $100,000, and (c) there shall be no more than (x) ten (10) Eurocurrency Borrowings denominated in Dollars outstanding at any time, or (y) five (5) Eurocurrency Borrowings denominated in Foreign Currencies outstanding at any time.
          Section 2.8. Repayment of Loans; Prepayments; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, (ii) to the Swing Line Lender the then unpaid principal amount of any Swing Line Loan as provided in Section 2.5 and on the Termination Date; provided that, on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding. All such payments shall be made together with any and all accrued and unpaid interest and fees thereon, and any other amounts owing hereunder.
          (b) If at any time (i) the Dollar Equivalent amount of the Outstanding Revolving Extensions of Credit of all Lenders exceeds the Revolving Credit Commitments of all Lenders then in effect, or (ii) other than solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent amount of the Outstanding Revolving Extensions of Credit of all Lenders that are denominated in Foreign Currencies (calculated as of the most recent Computation Date) exceeds the Foreign Currency Sublimit, or (iii) solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent amount of the Outstanding Revolving Extensions of Credit of all Lenders that are denominated in Foreign Currencies (calculated as of the most recent Computation Date) exceeds 105% of the Foreign Currency Sublimit, the Borrower shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings or, if no Borrowings are then outstanding, cash collateralize the L/C Obligations in an account with the Administrative Agent in the manner provided in Article VIII, in an aggregate principal amount sufficient to eliminate any such excess.

          (c) The Borrower may prepay any Borrowing in whole or in part at any time, subject to the terms of this paragraph (c). In each such event, the Borrower shall notify the Administrative Agent in writing (with respect to any Eurocurrency Borrowing denominated in a Foreign Currency) or by telephone (with respect to any Eurocurrency Borrowing denominated in Dollars, and promptly confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 12:30 p.m. three Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 11:00 a.m. Local Time four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 12:30 p.m. one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swing Line Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the Type and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing pursuant to this paragraph (c) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2 or 2.5, as applicable. Each prepayment of a Revolving Credit Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest and by any amounts required to be paid pursuant to Section 2.16.
          (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Borrowing made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement.
          (g) Any Lender may request that Loans made by it be evidenced by a Note, substantially in the form of Exhibit A or Exhibit B hereto, as applicable, and the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its registered assigns).

          Section 2.9. Interest Rates and Payment Dates.
          (a) Each Eurocurrency Borrowing shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin for Eurocurrency Loans.
          (b) Each ABR Borrowing shall bear interest for each day at a rate per annum equal to the ABR determined for such day plus the Applicable Margin for ABR Loans.
          (c) If all or a portion of (i) the principal amount of any Borrowing, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this paragraph (c) plus 2% per annum or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this Section plus 2% per annum, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) If and so long as any Lender is required to make special deposits to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans in any currency other than Dollars, the Administrative Agent may require the Borrower to pay, for the account of such Lender, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs as may be applicable thereto and calculated in accordance with the formula and in the manner set forth in Exhibit 2.9 hereto.
          (e) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (but excluding requirements reflected in the Eurocurrency Reserve Requirements or the Mandatory Costs) in respect of any of such Lender’s Eurocurrency Loans in any currency other than Dollars, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
          (f) Any additional interest owed pursuant to paragraph (d) or (e) above shall be determined by the Administrative Agent and notified to the Borrower in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by the Administrative Agent shall be payable to the Administrative Agent for the account of the respective Lender on each date on which interest is payable for such Loan.
          (g) Failure or delay on the party of any Lender on any occasion to demand additional interest pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.
          (h) Interest shall be payable in arrears on each Interest Payment Date; provided that, interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

          Section 2.10. Computation of Interest and Fees.
          (a) Interest, commitment fees, and Letter of Credit commissions and fees shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest whenever it is calculated on the basis of the ABR (based on the Prime Rate), or in respect of a Eurocurrency Loan denominated in Pounds Sterling, shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).
          Section 2.11. Inability to Determine Interest Rate. If prior to the first day of any Interest Period for a Eurocurrency Borrowing:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of any changes arising on or after the date hereof affecting the applicable interbank Eurocurrency market, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for such Eurocurrency Borrowing for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders that, by reason of any changes arising on or after the date hereof affecting the applicable interbank Eurocurrency market, the applicable Eurocurrency Rate determined or to be determined for such Eurocurrency Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof confirmed in writing to the Borrower and the Lenders as soon as practicable thereafter, and in any case at least one Business Day prior to the first day of such Interest Period. If such notice is given, (x) any Eurocurrency Borrowing denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans in Dollars, (y) any Borrowing that was to have been converted or continued on the first day of such Interest Period to a Eurocurrency Borrowing denominated in Dollars shall be converted to or continued as an ABR Borrowing in Dollars and (z) any Eurocurrency Borrowing denominated in a Foreign Currency that has been requested to be made or continued on the first day of such Interest Period shall not be made, or if already then outstanding, shall not be continued but instead shall be repaid in full on such day. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Borrowing in any affected Agreed Currency shall be made or continued as such, nor shall the Borrower have the right to convert any Borrowing to a Eurocurrency Borrowing in any affected Agreed Currency.

          Section 2.12. Pro Rata Treatment and Payments.
          (a) Revolving Credit Borrowings and each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be made pro rata according to the respective Revolving Credit Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of any Borrowings shall be made first to the repayment of Swing Line Loans before any payment may be made on account of the principal of the Revolving Credit Borrowings. Subject to the immediately foregoing sentence, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Revolving Credit Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Borrowings then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, Letter of Credit commissions or otherwise, shall be made without set off or counterclaim and shall be made prior to 1:00 P.M. (or, in the case of Eurocurrency Borrowings denominated in Foreign Currencies, 1:00 p.m. Local Time) on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Applicable Payment Office in immediately available funds. If the Borrower does not, or is unable for any reason to, effect payment of a Eurocurrency Borrowing to the Lenders in the applicable Foreign Currency, or if the Borrower shall default in the payment when due of any payment in such Foreign Currency, the Lenders may, at their option, require such payment to be made to the Lenders in the Dollar Equivalent amount of such Foreign Currency determined in accordance with Section 10.19. With respect to any amount due and payable in any Foreign Currency, the Borrower agrees to hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of actual payment thereof. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Borrowings) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Borrowing becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its Revolving Credit Percentage of such Borrowing available to the Administrative Agent in the Agreed Currency, the Administrative Agent may assume that such Lender is making such amount available in the applicable Agreed Currency to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency until the second Business Day after such demand, and thereafter at the greater of the ABR (in the case of any Borrowing denominated in Dollars), or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation including, without limitation, the Overnight Foreign Currency Rate (in the case of any Borrowing denominated in a Foreign Currency). A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Revolving Credit Percentage of such Borrowing is not made available to the Administrative Agent in the Agreed Currency by such Lender within two Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount from the Borrower on demand, together with interest thereon at the rate per annum then applicable to ABR Borrowings hereunder (in the case of any Borrowing denominated in Dollars), or at the rate per annum then applicable to Eurocurrency Borrowings in the applicable Foreign Currency having an Interest Period of one month (in the case of any Borrowing denominated in a Foreign Currency). Nothing contained in this Section 2.12(b) shall relieve any Lender that has failed to make available its Revolving Credit Percentage of any Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

          Section 2.13. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law (other than the certificate of incorporation, by-laws or other organizational or governing documents with respect to any Lender) or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement or to fund any Eurocurrency Loans in any requested Agreed Currency, (a) such Lender shall forthwith give telephonic or telecopy notice of such circumstances, confirmed in writing, to the Borrower (which notice shall be withdrawn by such Lender when such Lender shall reasonably determine that it shall no longer be illegal for such Lender to make or maintain such Eurocurrency Loans or to convert ABR Loans to such Eurocurrency Loans), (b) the commitment of such Lender hereunder to make such Eurocurrency Loans, continue such Eurocurrency Loans as such and convert ABR Loans to such Eurocurrency Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Eurocurrency Loans, when such a Eurocurrency Loan is requested, such Lender shall then have a commitment only to make an ABR Loan in Dollars or a Eurocurrency Loan in another Agreed Currency otherwise permitted to be made, and (c) such Eurocurrency Loans then outstanding, if any, shall be converted automatically to ABR Loans in Dollars on the respective last days of the then current Interest Periods with respect to such Eurocurrency Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different applicable lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
          Section 2.14. Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law (other than the certificate of incorporation, by-laws or other organizational or governing documents with respect to any Lender) or in the interpretation or application thereof occurring after the date on which any Lender becomes a Lender or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:
     (i) shall subject such Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes as defined in Section 2.15 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 2.15(b) or 2.15(c)) and changes in respect of taxes on or measured by the overall net income of such Lender or any applicable lending office, branch or affiliate thereof (or changes in any franchise, capital, branch profits, excise, doing business or net worth taxes or similar taxes imposed in lieu of such net income taxes) (“Net Income Taxes”) imposed by a jurisdiction as a result of a present or former connection between such jurisdiction, any political subdivision or any taxing authority thereof or therein, and such Lender, or any applicable lending office, branch or affiliate thereof (other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement or any other Loan Document);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate or in Section 2.9 hereunder; or
     (iii) shall impose on such Lender any other condition (excluding the imposition of any tax);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or Letters of Credit; provided that, in any such case, the Borrower may elect to convert Eurocurrency Loans made by such Lender hereunder to ABR Loans in Dollars by giving the Administrative Agent at least two Business Days’ notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 2.14(a) and such amounts, if any, as may be required pursuant to Section 2.16. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly give notice to the Borrower, through the Administrative Agent, certifying that (x) one of the events described in this paragraph (a) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans, L/C Obligations, and all other amounts payable hereunder.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any company controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof (or, in the case of any Lender that becomes a Lender subsequent to the date hereof, subsequent to the date on which such Lender becomes a Lender) does or shall have the effect of reducing the rate of return on such Lender’s or such company’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such company could have achieved but for such change or compliance (taking into consideration such Lender’s or such company’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying that (x) one of the events described in this paragraph (b) has occurred and the nature of such event (in reasonable detail), (y) the reduced rate of return on such Lender’s or such company’s capital resulting from such event and (z) the additional amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          (c) Each Lender which becomes entitled to claim any amounts pursuant to this Section 2.14 agrees, upon the request of the Borrower, to use its best efforts to take steps reasonably available to it and acceptable to the Borrower, including designating an alternative lending office or booking the affected Loan through another branch or affiliate, if by doing so any such additional amounts will be avoided or materially reduced; provided that, taking such steps results in no additional costs to such Lender (other than costs that are paid by the Borrower) and is not otherwise materially disadvantageous to such Lender, in such Lender’s sole discretion determined in good faith.
          Section 2.15. Taxes.
          (a) All payments made by the Borrower under this Agreement (or by any Guarantor under any Guarantee) shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any Net Income Taxes and any such items imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent, such Lender, or any applicable lending office, branch or affiliate thereof, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (“Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled, to the extent required by law, to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to the Administrative Agent or any Lender if the Administrative Agent or such Lender or, to the extent that the Lender has transferred a Participation to any Participant, such Participant, fails to comply with the requirements of paragraph (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, except in the case in which such failure of the Borrower is due to a Lender’s failure to fully comply with requirements set forth in paragraph (b) of this subsection. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (b) (i) The Administrative Agent and each Lender that is organized under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9 or a successor thereto;
     (ii) Each Lender that is not organized under the laws of the United States of America or a state thereof shall:
     (A) on or before the first day upon which a payment is made hereunder to such Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be;

     (B) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form, certification or statement expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and
     (C) obtain such extensions of time for filing and complete such forms, certifications or statements as may reasonably be requested by the Borrower or the Administrative Agent;
unless in any such case any change in treaty, law or regulation, or the application or interpretation thereof, has occurred after the date on which such Person became a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each time such Lender is required to deliver a form, certificate or statement under this clause (ii), such Lender shall certify on such Form W-8BEN or W-8ECI, as the case may be, or successor applicable form, and as may otherwise be required under applicable law, that (A) it is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes and (B) it is entitled to an exemption from United States backup withholding tax.
     (iii) Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this paragraph (b), provided that in the case of a Participant the obligations of such Participant pursuant to this subsection shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Administrative Agent and to the Lender from which the related participation shall have been purchased.
          (c) Upon the request, and at the expense, of the Borrower, the Administrative Agent, each Lender to which the Borrower is required to pay any additional amount pursuant to Section 2.14(a)(i) or 2.15, and any Participant in respect of whose participation such payment is required, shall take reasonable steps to (i) afford the Borrower the opportunity to contest, and (ii) cooperate with the Borrower in contesting, the imposition of any taxes giving rise to such requirement to pay. The Administrative Agent and each Lender to which the Borrower is required to pay any additional amount pursuant to Section 2.14(a)(i) or 2.15 agrees, upon the request of the Borrower, to use its best efforts to take steps reasonably available to it and acceptable to the Borrower, including designating an alternative lending office or booking the affected Loan through another branch or an affiliate, if by doing so any such additional amounts will be avoided or materially reduced, provided that taking such steps results in no additional costs to such Lender (other than costs that are paid by the Borrower) and is not otherwise materially disadvantageous to such Lender, in such Lender’s sole discretion determined in good faith.
          (d) If, under Section 2.15(b), a Lender or Participant fails to timely provide, or provides an incorrect, form, certificate or statement (or fails to timely provide a correct form, certificate or statement after the existing form, certificate or statement expires, becomes obsolete, or is rendered incorrect by the occurrence of any event) and, as a result thereof, the Borrower fails to withhold or deduct tax, such Lender or Participant shall indemnify the Borrower against any liability arising from such failure in excess of the amount the Borrower would have been required to pay such Lender or Participant as an additional amount pursuant to this Agreement had such form, certificate or statement been correct or duly or timely provided, as the case may be.

          (e) If a Lender or the Administrative Agent receives a refund attributable to taxes for which the Borrower has made additional payments under Section 2.14(a)(1) or 2.15, which refund in the sole, good faith judgment of such Lender or Administrative Agent is allocable to such payments, the Administrative Agent or such Lender, as the case may be, shall timely pay such refund (together with any interest thereto received from the relevant taxing authority) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or Administrative Agent; provided, however, that the Borrower shall promptly return such refund (free of all Non-Excluded Taxes) to the Administrative Agent or the relevant Lender, as the case may be, upon receipt of written notice that such refund is required to be repaid to the relevant taxing authority.
          Section 2.16. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or a conversion of Eurocurrency Loans to ABR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include, in the case of any event described in clause (a) or (c) of the next preceding sentence, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable interbank Eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 2.16, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, stating (x) that one or more of the events described in clause (a), (b), or (c) has occurred and describing in reasonable detail the nature of such event or events, (y) as to the amount of the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          Section 2.17. Certain Exclusions.
          (a) If a Lender changes its applicable lending office (unless required to do so by a Governmental Authority or other regulatory authority) and the effect of that change, as of the date of the change, is to cause the Borrower to become obligated to pay any additional amount under Section 2.9(d) or (e), 2.14 or 2.15, the Borrower shall not be obligated to pay such additional amount.
          (b) If, as a result of an assignment pursuant to Section 10.6(c), the Borrower would, immediately upon the effectiveness of such assignment, be obligated to pay an additional amount under Section 2.9(d) or (e), 2.14 or 2.15, the Borrower shall not be obligated to pay such additional amount.
          (c) For purposes of Sections 2.14 and 2.15, the entry into force and implementation of any treaty between the United States and another country that has been signed as of the date hereof but has not yet been ratified shall not be treated as a change in treaty, law, regulation or application or interpretation thereof.

          Section 2.18. Replacement of Lender. If the Borrower becomes obligated to pay additional amounts described in Section 2.9(d) or (e), 2.14 or 2.15 as a result of any condition described in such Section and payment of such amount is demanded by any Lender, then the Borrower may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to Section 10.6(c) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and acceptable to the Administrative Agent and the Issuing Lender for a purchase price equal to the outstanding principal amount of such Lender’s Loans and all accrued interest, commitment fees, Letter of Credit commissions, and other fees and amounts then due to such Lender hereunder, together with all losses and expenses of the types referred to in Section 2.16 payable with respect thereto.
          Section 2.19. Increase in Commitments; Additional Lenders.
          (a) So long as no Default or Event of Default has occurred and is continuing, on not more than four occasions after the Closing Date and on each occasion for an amount not less than $10,000,000, the Borrower may, upon at least five (5) Business Days prior written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender), propose to increase the Revolving Credit Commitments by an aggregate amount for all such occasions not to exceed $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”). No Lender (or any successor thereto) shall have any obligation to increase its Revolving Credit Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Credit Commitment shall be made in its sole discretion independently from any other Lender.
          (b) In any such notice given by the Borrower pursuant to Section 2.19(a), the Borrower shall designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Revolving Credit Commitment, and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any prospective Additional Lender must be acceptable to the Administrative Agent and the Issuing Lender as determined by each of them acting in good faith. The sum of the increases in the Revolving Credit Commitments of the existing Lenders pursuant to this paragraph (b) plus the Revolving Credit Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
          (c) An increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.19 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Credit Commitment is to be increased, setting forth the new Revolving Credit Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such Notes as may be requested by any existing Lenders or Additional Lenders to evidence any increased or new Revolving Credit Commitments, and such evidence of appropriate organizational authorization on the part of the Borrower and such opinions of counsel for the Borrower with respect to the increase in the Revolving Credit Commitments as the Administrative Agent may reasonably request.
          (d) Upon the acceptance of any such supplement or joinder by the Administrative Agent, Schedule 1.1(a) shall automatically be deemed amended to reflect the Revolving Credit Commitments of all Lenders after giving effect to any Additional Lenders and any additions and increases in the Revolving Credit Commitments. The Administrative Agent may, on behalf of the existing Lenders not increasing their respective Revolving Credit Commitments and without further consent or authorization, enter into any such joinder or supplement or amendments to any other Loan Documents for purposes of giving effect to such additional and increased Revolving Credit Commitments.

          (e) Upon any increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.19 that is not pro rata among all existing Lenders, (x) the Borrower shall prepay all outstanding Revolving Credit Borrowings in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 5.2, the Borrower shall reborrow Revolving Credit Loans from the Lenders (including any Additional Lenders) in proportion to their respective Revolving Credit Commitments after giving effect to such increase, and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit and all L/C Obligations then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders (including any Additional Lenders) shall hold participations in each such Letter of Credit and all L/C Obligations in proportion to their respective Revolving Credit Commitments after giving effect to such increase. In connection with any prepayment of Revolving Credit Borrowings pursuant to this Section 2.19(e) on the effective date of an increase of the Revolving Credit Commitments, the Borrower shall pay all accrued and unpaid interest, fees, and Letter of Credit commissions in respect of such Revolving Credit Borrowings prepaid or deemed prepaid pursuant to this Section 2.19(e) and any outstanding Letters of Credit and L/C Obligations for which participations therein are deemed adjusted pursuant to this Section 2.19(e), together with any amounts due pursuant to Section 2.16 in respect of such prepayment.
          Section 2.20. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Equivalent amount of each of the following to the extent denominated in a Foreign Currency:
          (a) each Eurocurrency Borrowing as of the date three Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Revolving Credit Borrowing as a Eurocurrency Borrowing,
          (b) the L/C Obligations as of the date of each request for the issuance, increase, renewal or extension of any Letter of Credit; and
          (c) all Outstanding Revolving Extensions of Credit of the Lenders on and as of the last Business Day of each calendar month and, during the continuation of an Event of Default, on any other Business Day (but not more frequently than once each week) elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Equivalent amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to such amounts, and the Administrative Agent shall notify the Borrower of all such determinations and related computations on such Computation Date.
          Section 2.21. Market Disruption. Notwithstanding the satisfaction of all applicable conditions referred to in Articles II, III, and V, with respect to any Borrowing or Letter of Credit to be denominated in any Foreign Currency, if (i) there shall occur on or prior to the date of such Borrowing or Letter of Credit any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of the Administrative Agent or the Issuing Lender make it impracticable for the Borrowing or Letter of Credit to be denominated in the Foreign Currency specified by the Borrower or (ii) in the reasonable opinion of the Administrative Agent or the Issuing Lender a Dollar Equivalent amount of such Foreign Currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Borrower, the Lenders and the Issuing Lender, as applicable, and (a) if a Borrowing, such Borrowing shall not be denominated in such Foreign Currency but shall be made on the requested date in Dollars, in an aggregate principal amount equal to the Dollar Equivalent amount (rounded up to the nearest $100,000) of the aggregate principal amount specified in the related request as ABR Loans, unless the Borrower notifies the Administrative Agent prior to such Borrowing that (x) it elects not to borrow on such date or (y) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Lenders be practicable and in an aggregate principal amount equal to the Dollar Equivalent amount of the aggregate principal amount specified in the related request, and (b) if a Letter of Credit, such Letter of Credit shall not be issued in such Foreign Currency, but shall be issued in Dollars in a face amount equal to the Dollar Equivalent amount of the face amount specified in the related request or Application for such Letter of Credit (rounded up to the nearest $100,000), unless the Borrower notifies the Administrative Agent prior to the issuance of such Letter of Credit that (I) it elects not to request the issuance of such Letter of Credit on such date or (II) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Lender, the Administrative Agent and the Lenders be practicable and in face amount equal to the Dollar Equivalent amount of the face amount specified in the related request or Application for such Letter of Credit, as the case may be.
          Section 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Foreign Currency expressed to be payable herein (the “specified currency “) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.
ARTICLE III. LETTERS OF CREDIT
          Section 3.1. L/C Commitment.
          (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby and commercial letters of credit (“Letters of Credit”) for the account of the Borrower or any Subsidiary Guarantor on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that, the Issuing Lender shall have no obligation to and shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the Outstanding Revolving Extensions of Credit of all Lenders denominated in Foreign Currencies would exceed the Foreign Currency Sublimit, or (iii) any Lender’s Outstanding Revolving Extensions of Credit would exceed such Lender’s Revolving Credit Commitment then in effect. Each Letter of Credit shall (i) be a standby or commercial letter of credit denominated in an Agreed Currency and issued to support obligations of the Borrower or the respective Subsidiary Guarantor and its respective Subsidiaries, contingent or otherwise, arising in the ordinary course of business, and (ii) expire no later than the earlier of (x) one year after the date of issuance, and (y) five (5) Business Days prior to the Termination Date; provided, that any Letter of Credit with a one-year tenor may provide for renewal thereof for additional one-year periods (but in no event for a period expiring after the date specified in the preceding clause (y)).
          (b) Each Letter of Credit shall be subject to the UCP or the ISP, as applicable, and, to the extent not inconsistent therewith, the laws of the State of New York.
          (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, or otherwise subject it to a Country Risk Event.
          Section 3.2. Procedure for Issuance of Letters of Credit. The Borrower or any Subsidiary Guarantor may from time to time request that the Issuing Lender issue a Letter of Credit denominated in an Agreed Currency by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any fully completed Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the fully completed Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower or the respective Subsidiary Guarantor. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and/or to the respective Subsidiary Guarantor promptly following the issuance thereof, and shall notify the Lenders of the issuance thereof.
          Section 3.3. Fees, Commissions and Other Charges.
          (a) The Borrower or the respective Subsidiary Guarantor shall pay (i) to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a commission with respect to each outstanding Letter of Credit, computed for the period from the Closing Date (in the case of the first such payment) or the date on which the last such payment was due (in all other cases) to the date upon which such payment is due hereunder, in each case equal to the L/C Fee, payable to the Issuing Lender and the L/C Participants to be shared ratably among them in accordance with their respective Revolving Credit Percentages, and (ii) to the Issuing Lender, a commission with respect to each Letter of Credit, computed for the period from the Closing Date (in the case of the first such payment) or the date on which the last such payment was due (in all other cases) to the date upon which such payment is due hereunder at the rate of 0.10% per annum of the average daily aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit during the period for which such fee is calculated, payable to the Issuing Lender. Such commissions shall be payable in arrears on each L/C Fee Payment Date and shall be nonrefundable.

          (b) In addition to the foregoing fees and commissions, the Borrower or the respective Subsidiary Guarantor shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
          (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section.
          Section 3.4. L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase, and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each drawing paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if any amount is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or the respective Subsidiary Guarantor in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand at the Administrative Agent’s Applicable Payment Office an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such drawing, or any part thereof, which is not so reimbursed. Any demand pursuant to the preceding sentence received after 2:00 P.M. on any Business Day shall be deemed to have been received on the next succeeding Business Day.
          (b) If any amount required to be paid by any L/C Participant for the account of the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within two Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate (or, in the case of a Letter of Credit denominated in a Foreign Currency, at the applicable Overnight Foreign Currency Rate), as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, the amount of such payment in the applicable Agreed Currency or, if so elected by the Issuing Lender, the Dollar Equivalent of such amount, in either case with interest thereon calculated from such due date at the rate per annum then applicable to Eurocurrency Borrowings hereunder in the applicable Foreign Currency having an Interest Period of one month or, if the Issuing Lender has elected to receive the Dollar Equivalent of such amount, the rate per annum then applicable to ABR Borrowings hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and any L/C Participant has paid its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or the respective Subsidiary Guarantor or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will as soon as practicable distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          Section 3.5. Reimbursement Obligation. The Borrower or the Subsidiary Guarantor agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower or the respective Subsidiary Guarantor of the date and amount of a drawing under any Letter of Credit that has been paid by the Issuing Lender in an amount equal to (a) the amount of the drawing so paid and (b) any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with any payment made by the Issuing Lender under, or with respect to, such Letter of Credit. Each such payment shall be made to the Administrative Agent for the account of the Issuing Lender at the Applicable Payment Office in immediately available funds in the Agreed Currency in which the Letter of Credit was denominated. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until the next Business Day following the date of such notice, at the ABR then in effect (in the case of amounts payable in Dollars) or at the rate per annum then applicable hereunder to Eurocurrency Borrowings in the applicable Foreign Currency having an Interest Period of one month (in the case of amounts payable in Foreign Currencies), and from such Business Day until payment in full at the rate which would be payable on any outstanding ABR Borrowings that were then overdue (in the case of amounts payable in Dollars) or at the rate then applicable to Eurocurrency Borrowings in the applicable Foreign Currency having an Interest Period of one month that were then overdue (in the case of amounts payable in Foreign Currencies). Notwithstanding anything herein to the contrary, the Borrower shall have joint and several liability with the respective Subsidiary Guarantor for all L/C Obligations of such Subsidiary Guarantor.
          Section 3.6. Obligations Absolute. The Borrower’s and the respective Subsidiary Guarantor’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower and the respective Subsidiary Guarantor may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower and the respective Subsidiary Guarantor also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s and the respective Subsidiary Guarantor’s L/C Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower or the respective Subsidiary Guarantor and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or the respective Subsidiary Guarantor against any beneficiary of such Letter of Credit or any such transferee provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defenses or other right that the Borrower may have as a result of any such gross negligence or willful misconduct. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrower and the respective Subsidiary Guarantor agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards or care specified in the ISP or UCP, as applicable, shall be binding on the Borrower and on the respective Subsidiary Guarantor and shall not result in any liability of the Issuing Lender to the Borrower or the respective Subsidiary Guarantor.

          Section 3.7. Letter of Credit Payments. If any draw shall be made under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower or the respective Subsidiary Guarantor of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower or the respective Subsidiary Guarantor in connection with any such draw under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including any draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
          Section 3.8. Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
          Section 3.9. Existing Letters of Credit. For all purposes of this Agreement, each of the Existing Letters of Credit shall be deemed to have been issued by the Issuing Lender on the Closing Date pursuant to the provisions of this Agreement and shall be subject to, and governed by, all terms and conditions of this Agreement, including without limitation, Sections 3.3 and 3.4, on and after the Closing Date.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
          Section 4.1. Financial Condition. The consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 29, 2007 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG LLP copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). The unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at March 29, 2008 and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, have been prepared in accordance with GAAP (except as permitted by Form 10-Q under the Securities and Exchange Act of 1934, as amended) applied consistently throughout the periods involved, and present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). Neither the Parent nor any of its consolidated Subsidiaries had, at March 29, 2008, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from March 29, 2008 to and including the Closing Date, there has been no sale, transfer or other disposition by the Parent or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Parent and its consolidated Subsidiaries at March 29, 2008.

          Section 4.2. No Change. Since March 29, 2008 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) except as permitted by Section 7.8 of this Agreement or Section 7.8 of the Existing Credit Agreement, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower or the Parent nor has any of the Capital Stock of the Borrower or the Parent been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.
          Section 4.3. Corporate Existence; Compliance with Law. Each of the Parent and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization under the name (as of the date hereof) set forth in its respective signature line hereto, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 4.4. Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other applicable organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, and has taken all corporate or other applicable organizational action necessary to be taken by it to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in the case of the Borrower, to authorize the Borrowings on the terms and conditions of this Agreement, the Applications and the other Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be made or obtained by the Borrower or any other Loan Party in connection with the Borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Documents, except (a) consents and filings which will have been obtained or made and will be in full force and effect on the Closing Date and (b) such consents and filings which, individually or in the aggregate, if not obtained, could not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and, as of the Closing Date, each other Loan Document will be, duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          Section 4.5. No Legal Bar. The execution, delivery and performance of the Loan Documents, the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Parent or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (it being understood that the use of the proceeds of the Borrowings to provide a portion of the funds necessary to purchase any asset with respect to which the remainder of the purchase price is financed by Indebtedness permitted under Sections 7.2(c), 7.2(e) or 7.2(r) that is secured by a Lien on such asset permitted by Sections 7.3(g) or 7.3(h) does not constitute the use of the proceeds of a Borrowing resulting in the creation or imposition of any Lien for purposes of this Section).

          Section 4.6. No Material Litigation. Except as may be disclosed in the Parent’s report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 29, 2008, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Parent or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.
          Section 4.7. No Default. Neither the Parent nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          Section 4.8. Ownership of Property; Liens. Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.
          Section 4.9. Intellectual Property. The Parent and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim except for any such claim which could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          Section 4.10. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Parent or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          Section 4.11. Taxes. Each of the Parent and its Subsidiaries has filed or caused to be filed all Federal and other material tax returns which, to the knowledge of the Parent or the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments (of which notice has been received by it) made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Parent or the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          Section 4.12. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the regulations of such Board of Governors.

          Section 4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, no Plan has failed to satisfy the minimum funding standard applicable to such Plan (as determined pursuant to Section 412 of the Code and Section 302 of ERISA) for any plan year during such period, and each Single Employer Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred other than a standard termination pursuant to Section 4041(b) of ERISA, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to find such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, which (in the aggregate with the liabilities which have been incurred with respect to all such withdrawals which have occurred since the Closing Date) would exceed $10,000,000. No such Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any Commonly Controlled Entity has or could have any obligation to contribute to, or any liability with respect to, any Plan, program or arrangement providing for post-retirement welfare benefits, except as may be required pursuant to Section 4980B of the Code or Section 601 of ERISA.
          Section 4.14. Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.
          Section 4.15. Subsidiaries. The Subsidiaries listed on Schedule 4.15 hereto constitute all the Subsidiaries of the Borrower and the Parent at the date hereof.
          Section 4.16. Purpose of Loans. The proceeds of the Revolving Credit Borrowings shall be used by the Borrower to repay indebtedness outstanding under the Existing Credit Agreement and to provide funding for the general corporate purposes of the Borrower and the Subsidiary Guarantors, including working capital.
          Section 4.17. Environmental Matters. To the knowledge of the Borrower, each of the representations and warranties set forth in paragraphs (a) through (f) of this Section is true and correct, except to the extent that such failures to be so true and correct are disclosed in Schedule 4.17 hereto:
          (a) The facilities and properties owned, leased or operated by the Parent or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.
          (b) The Properties and all operations at the Properties are in compliance, and have in the last 5 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent or any of its Subsidiaries (the “Business”) which could reasonably be expected to materially interfere with the continued operation of, or materially impair the fair saleable value of, the Properties taken as a whole.

          (c) Neither the Parent nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.
          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.
          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent or the Borrower, threatened, under any Environmental Law to which the Parent or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a material Environmental Amount.
          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Parent or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.
ARTICLE V. CONDITIONS PRECEDENT
          Section 5.1. Conditions to Effectiveness. This Agreement shall become effective on the date upon which the following conditions precedent shall have been satisfied (or waived by the Lenders):
          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by duly authorized officers of the Borrower, the Parent, and the Subsidiary Guarantors, with a counterpart for each Lender, (ii) each of the Notes in favor of the various Lenders requesting the same, each executed and delivered by a duly authorized officer of the Borrower, with one original of each Note and (iii) each of the Guarantees, each executed and delivered by duly authorized officers of the parties thereto, with a counterpart or a conformed copy for each Lender.
          (b) Borrowing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (c) Corporate Proceedings of the Borrower. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (ii) the Borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
          (d) Borrower Incumbency Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.
          (e) Corporate Proceedings of the Parent. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent is a party, certified by the Secretary or an Assistant Secretary of the Parent as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
          (f) Parent Incumbency Certificate. The Administrative Agent shall have received a certificate of the Parent, dated the Closing Date, as to the incumbency and signature of the officers of the Parent executing this Agreement and any other Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.
          (g) Corporate or Other Organizational Proceedings of Subsidiary Guarantors. The Administrative Agent shall have received a copy of the resolutions or consents, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other managing board or comparable body of each Subsidiary Guarantor authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary or other authorized representatives of each such Subsidiary Guarantor as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions or consents, as applicable, thereby certified have not been amended, modified, revoked or rescinded.
          (h) Subsidiary Guarantor Incumbency Certificates. The Administrative Agent shall have received a certificate of each Subsidiary Guarantor, dated the Closing Date, as to the incumbency and signature of the officers or other authorized representatives of such Subsidiary Guarantors, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary or other authorized representatives of each such Subsidiary Guarantor.

          (i) Corporate and Other Organizational Documents. The Administrative Agent shall have received true and complete copies of the certificate or articles of incorporation, by-laws, limited liability company or partnership agreement, or other organizational documents of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary or other authorized representative of such Loan Party.
          (j) Fees. The Administrative Agent and the Lenders shall have received the fees to be received on the Closing Date as separately agreed between the Administrative Agent and the Borrower.
          (k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions addressed to the Administrative Agent and the Lenders:
     (i) the executed legal opinion of Debevoise & Plimpton LLP, New York counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit E-1;
     (ii) the executed legal opinion of Michael Kneller, general counsel of the Borrower, substantially in the form of Exhibit E-2; and
     (iii) the executed legal opinion of [Maples and Calder], Cayman Islands counsel to the Borrower and certain other Loan Parties, substantially in the form of Exhibit E-3.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
          (l) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to it as to the adequacy of the insurance program of the Loan Parties and that each Loan Party has obtained the insurance coverage required by Section 6.5 hereof.
          (m) Existing Credit Agreement. The loans outstanding under the Existing Credit Agreement on the Closing Date prior to giving effect to this Agreement, and all interest, fees and other amounts payable under the Existing Credit Agreement (including, without limitation, amounts due under Section 2.16 of the Existing Credit Agreement) shall have been paid in full and all commitments of the lenders thereunder shall have been terminated simultaneously with the effectiveness of this Agreement.
          (n) Closing Certificate. The Administrative Agent shall have received a certificate, substantially in the form of Exhibit D dated the Closing Date and signed by the President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 5.2.
          (o) Financial Statements. The Borrower shall have delivered to the Administrative Agent and the Lenders, to the extent not publicly available, (i) the Parent’s audited annual financial statements for the years ended December 31, 2005, December 30, 2006 and December 29, 2007, (ii) the Parent’s unaudited quarterly financial statements for the fiscal quarter ended March 29, 2008, and (iii) consolidated financial projections for the Parent for a five-year period.
          (p) Consents, etc. The Administrative Agent shall have received copies of any consents, approvals, authorizations, registrations, or filings required to be made or obtained by any of the Loan Parties in connection with the transactions contemplated by this Agreement.

          Section 5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any Loans, and of the Issuing Lender to issue, renew, extend or increase any Letter of Credit, on the Closing Date or on any subsequent date, is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made and/or Letters of Credit requested to be issued, increased or renewed on such date.
Each Borrowing and each issuance, renewal, extension or increase of a Letter of Credit by or for the account of the Borrower or any Subsidiary Guarantor hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan or issuance, renewal, extension or increase of such Letter of Credit that the conditions contained in this Section 5.2 have been satisfied.
ARTICLE VI. AFFIRMATIVE COVENANTS
     Each of the Parent and the Borrower hereby agrees that, so long as any Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding, or any Loan, L/C Obligations or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, the Parent and the Borrower shall and, in the case of the agreements set forth in Sections 6.3, 6.4, 6.5, 6.6 and 6.8, shall cause each of its Subsidiaries to:
          Section 6.1. Financial Statements. Furnish to each Lender:
          (a) as soon as available, but in any event within 70 days (or in the case of consolidating statements, 75 days) after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet and consolidating balance sheet information of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated statements of income and changes in shareholders equity and of cash flows for such year and the related consolidating statements of income and of cash flows information for such year, setting forth in the case of the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows, comparative figures for the previous year, reported on, in the case of the consolidated financial statements, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and
          (b) as soon as available, but in any event not later than 40 days (or in the case of consolidating statements, 45 days) after the end of each of the first three quarterly periods of each fiscal year of the Parent, a copy of the unaudited consolidated balance sheet and consolidating balance sheet information of the Parent and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of income and changes in shareholders equity and of cash flows of the Parent and its consolidated Subsidiaries for such quarter and the related consolidating statements of income and of cash flows information for such year and the portion of the fiscal year through the end of such quarter, setting forth in the case of the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows, comparative figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          Section 6.2. Certificates; Other Information. Furnish to each Lender:
          (a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a certificate of a Responsible Officer stating that, to the best of such Officer’s knowledge, each of the Parent and the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and setting forth in reasonable detail computations of compliance with the provisions of Section 7.1 (including, without limitation, any reconciliation of such financial statements with generally accepted accounting principles as utilized in preparing the audited financial statements delivered pursuant to the first sentence of Section 4.1);
          (b) within five days after the same are sent, copies of all financial statements and reports which the Parent or the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Parent or the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and
          (c) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.
          Section 6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent or its Subsidiaries, as the case may be.
          Section 6.4. Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it (except that the Insurance Subsidiary shall be permitted to engage in the Insurance Subsidiary Business, Parent, the Borrower, the Subsidiaries and the Receivables SPV shall be permitted to engage in Permitted Receivables Transactions and the Borrower and its Subsidiaries, including the Operator Financing Subsidiary and the Financing Vehicle, as the case may be, shall be permitted to engage in the Operator Financing Program and the various other activities related thereto, in each case, subject to the applicable terms and conditions of Article VII) and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

          Section 6.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts (not less than $35,000,000 per occurrence in the case of comprehensive general liability and automobile liability) and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, including, without limitation, insurance covering comprehensive general liability, automobile liability, workers’ compensation claims and employer’s liability, provided that the Parent, the Borrower and any Subsidiary may self-insure against any risk required to be insured pursuant to this Section 6.5 in an aggregate amount of up to $10,000,000 per occurrence and provided further that in the event that the Parent or any of its Subsidiaries self-insures against any risks required to be insured against pursuant to this Section 6.5 in an aggregate amount in excess of $10,000,000 per occurrence, such self-insurance shall be in amounts satisfactory to the Administrative Agent; and furnish to each Lender, upon written request, full information as to the insurance carried.
          Section 6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent (acting on its own or at the request of any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with its independent certified public accountants.
          Section 6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default under any material Contractual Obligation of the Parent or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in the case of clause (i) or (ii) immediately above, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting the Parent or any of its Subsidiaries in which (i) the amount involved is $10,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought;
          (d) the following events, as soon as possible and in any event within 30 days after the Parent or the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan; a failure to make any required contribution to a Plan which failure is sufficient to result in the imposition of a Lien on any property of the Borrower pursuant to Section 302(f) or 303(k) of ERISA or Section 412(n) or 430(k) of the Code, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan or Multiemployer Plan other than a standard termination pursuant to Section 4041(b) of ERISA; and
          (e) any development or event which could reasonably be expected by the Parent or any of its Subsidiaries to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
          Section 6.8. Environmental Laws.
          (a) Comply with, and ensure compliance by all tenants, subtenants, agents and subcontractors, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants, subtenants, agents and subcontractors obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.
          Section 6.9. Additional Subsidiaries. Cause each Subsidiary (other than any Receivables SPV) created after the Closing Date and into which the Loan Parties have made Investments equal to or greater than $5,000,000 in the aggregate, to promptly execute a supplement pursuant to which such Subsidiary becomes a party to the Subsidiaries Guarantee. Notwithstanding the foregoing, no such supplement shall be required to be executed by any Foreign Subsidiary where the Guarantee Obligations of such Foreign Subsidiary arising under the Subsidiaries Guarantee would, in the reasonable judgment of the Borrower, have adverse tax consequences to the Borrower or the Parent; provided, however, that in lieu of providing such supplement, the relevant Loan Party shall promptly execute and deliver to the Administrative Agent a Pledge Agreement pursuant to which such Loan Party shall grant to the Administrative Agent, for the benefit of the Lenders, a first-priority, perfected pledge and security interest in all voting and non-voting Capital Stock (or, to the extent such pledge and security interest in respect of all such Capital Stock would, in the reasonable judgment of the Borrower, have adverse tax consequences to the Borrower or the Parent, then such pledge and security interest shall be limited to the maximum percentage of voting and/or nonvoting Capital Stock that would not result in such adverse tax consequences) held by such Loan Party in any Foreign Subsidiary created after the Closing Date and into which the Loan Parties have made Investments equal to or greater than $5,000,000 in the aggregate. Any such supplement or Pledge Agreement shall be accompanied by evidence of organizational authorization for the execution and delivery thereof, and opinions of counsel for the respective Loan Parties that are parties thereto with respect to the authorization, execution, and enforceability thereof, all in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VII. NEGATIVE COVENANTS
     Each of the Parent and the Borrower hereby agrees that, so long as any Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding, or any Loans, L/C Obligations or other amounts are owing to any Lender, the Issuing Lender, or the Administrative Agent hereunder, each of the Parent and the Borrower shall not, and shall not permit any of its Subsidiaries (other than in the case of Section 7.8) to, directly or indirectly:

          Section 7.1. Financial Condition Covenants.
          (a) Total Indebtedness to Consolidated EBITDA. Permit the ratio (the “Leverage Ratio”) of (i) Total Indebtedness as of the last day of any fiscal quarter of the Parent, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent then ended, to be greater than 3.00 to 1.00.
          (b) Fixed Charge Coverage. Permit as of the last day of any fiscal quarter of the Parent, the ratio (the “Fixed Charge Coverage Ratio”) of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended, minus the amount of expenditures during such period in respect of the purchase or other acquisition of fixed or capital assets that are not made with Indebtedness described in Section 7.2(c) to (ii) the sum of Consolidated Interest Expense for such period, plus all principal installments due during such period with respect to Financing Leases, to be less than 2.00 to 1.00.
          Section 7.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness of the Parent and any of its Subsidiaries under this Agreement and the other Loan Documents;
          (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;
          (c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance any acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise); provided that, the principal amount of such Indebtedness does not exceed the aggregate purchase price of such property at the time it was acquired, and renewals, extensions and refinancings of such Indebtedness, provided that the amount of such Indebtedness outstanding at the time of such renewal, extension or refinancing is not increased;
          (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2 and renewals, extensions and refinancings thereof; provided that, the amount of such Indebtedness outstanding at the time of such renewal, extension or refinancing is not increased;
          (e) Indebtedness of a Person that becomes a Subsidiary of the Borrower after the date hereof, Indebtedness secured by property or assets acquired by any Subsidiary after the date hereof, Indebtedness assumed in connection with acquisitions of assets permitted by Section 7.10(g) and any Indebtedness incurred to refinance any such Indebtedness previously referred to in this Section 7.2(e); provided that, (i) such Indebtedness existed at the time such Person became a Subsidiary or such property or assets were acquired, as the case may be, and was not created in anticipation thereof or such Indebtedness is created to refinance any such existing Indebtedness and does not increase the outstanding principal amount thereof, (ii) any such refinanced Indebtedness is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower), (iii) the other terms and conditions of any such refinanced Indebtedness referred to in this paragraph, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower); provided that, nothing in this Section 7.2(e) shall be deemed to prevent such Indebtedness from being secured by Liens permitted by Section 7.3(g), and (iv) immediately after giving effect to the acquisition of such Person, property or assets or such refinancing, as the case may be, no Default or Event of Default shall have occurred and be continuing;

          (f) Indebtedness of the Parent, the Borrower or any Subsidiary under any Interest Rate Protection Agreement, Commodity Price Protection Agreement or Exchange Rate Protection Agreement permitted pursuant to Section 7.10;
          (g) Indebtedness of the Parent to the Borrower or any of its Subsidiaries incurred to purchase, repurchase, redeem or retire the Parent’s Capital Stock, which Indebtedness is incurred when no Default or Event of Default has occurred and is continuing or would result therefrom and such purchase, repurchase, redemption or retirement is made in compliance with Section 7.8(h);
          (h) so long as no Default or Event of Default shall have occurred and be continuing, Indebtedness of the Parent to the Borrower or any of its Subsidiaries incurred to cover reasonable and necessary expenses incurred by the Parent in connection with registration, public offerings and exchange listing of securities;
          (i) Indebtedness of the Parent to the Borrower and its Subsidiaries in an amount sufficient to pay tax liabilities of the Parent which are paid in cash by the Parent to any taxing authority and which are attributable to income, business, properties or activities of, or distribution of earnings by, the Parent or its Subsidiaries; provided that, the Parent shall repay such Indebtedness upon receipt of any refunds of such tax payments in an amount equal to such refunds;
          (j) Indebtedness of the Parent to the Borrower and its Subsidiaries (in addition to Indebtedness otherwise permitted by this Section 7.2) incurred to pay expenses in the ordinary course of business;
          (k) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay premiums to insurance companies for directors’ and officers’ insurance with respect to the Parent;
          (l) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay for the printing and distribution of financial reports of the Parent, proxy solicitations and other communications with shareholders of the Parent and for filings with the Securities and Exchange Commission and costs directly related to the annual meeting of shareholders of the Parent;
          (m) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay directors’ fees and expenses to directors of the Parent;
          (n) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay fees owed by the Parent to its transfer agent;
          (o) Indebtedness of the Parent to the Borrower and its Subsidiaries, the proceeds of which are used to pay fees to the Parent’s independent auditors, tax advisors and outside attorneys in the ordinary course of business;
          (p) Indebtedness incurred to exercise purchase options under leases (other than Financing Leases and Short Term Leases) for tractors, trailers and related equipment which leases are assumed or acquired subsequent to the Closing Date in connection with Permitted Acquisitions; provided that, (i) such Indebtedness is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower), (ii) the other terms and conditions of such Indebtedness, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower); provided that, nothing in this clause shall be deemed to prevent such Indebtedness from being secured by Liens permitted by Section 7.3(h), and (iii) immediately after giving effect to the exercise of such purchase option, no Default or Event of Default shall have occurred and be continuing;

          (q) Account Receivable Indebtedness of the Parent or any of its Subsidiaries not exceeding $75,000,000 in an aggregate principal amount at any one time outstanding;
          (r) Indebtedness of any Receivables SPV arising out of any investment in such Receivables SPV made by the Parent, the Borrower or any Subsidiary of the Borrower in accordance with Section 7.10(q);
          (s) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party incurred in connection with a loan, advance or investment permitted by Section 7.10(r);
          (t) Indebtedness of the Insurance Subsidiary with respect to letters of credit issued for its account and secured by Liens as permitted in Section 7.3(k);
          (u) Guarantee Obligations constituting Indebtedness that are otherwise permitted in Section 7.4;
          (v) Indebtedness in the form of lease liabilities under sale and leaseback transactions permitted by Section 7.13; and
          (w) Outstanding Permitted Line of Credit Indebtedness, Permitted Specified Additional Debt, and other unsecured (or, to the extent permitted by Section 7.3(m), secured) Indebtedness of the Parent or any of its Subsidiaries not described in clauses (a) through (v) above; provided that, after giving effect to any such Indebtedness pursuant to this clause (w), the Borrower shall be in compliance, on a pro forma basis, with the Leverage Ratio specified in Section 7.1(a) (calculated as at the end of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1 as if such Indebtedness had been incurred on the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter).
          Section 7.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
          (a) Liens for taxes which are not yet due or which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay could not reasonably be expected to have a Material Adverse Effect, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
          (b) carriers’ warehousemen’s, mechanics’ materialmen’s, repairmen’s, supplier’s, or other Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;
          (f) Liens in existence on the date hereof listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(d); provided that, no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
          (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(c) incurred to finance or refinance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition or refinancing of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the aggregate purchase price of such property at the time it was acquired;
          (h) Liens securing Indebtedness permitted by Sections 7.2(e) and (p) on the property or assets of a corporation which becomes a Subsidiary after the date hereof, on property or assets acquired by any Subsidiary after the date hereof, on assets acquired as permitted by Section 7.10(g) and on assets previously the subject of leases referred to in Section 7.2(p); provided that, (i) such Liens existed at the time such corporation became a Subsidiary or such property or assets were acquired, as the case may be, and were not created in anticipation thereof or, as the case may be, are created at the time such Indebtedness is assumed or created, (ii) no such Lien is spread to cover any additional property or assets, and (iii) the amount of Indebtedness secured thereby is not increased;
          (i) Liens of landlords or of mortgagees of landlords arising solely by operation of law, on fixtures located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due;
          (j) any attachment, judgment or similar Lien, unless the writ or judgment or other process it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;
          (k) Liens on the property or assets of the Insurance Subsidiary securing the payment of claims in the aggregate amount of not more than $75,000,000;
          (l) Liens securing Account Receivable Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(q); provided that, such Liens attach only to the accounts receivable that are the subject of such Indebtedness and to the stock of the Receivables SPV; and
          (m) Liens securing any Indebtedness permitted by Section 7.2(w) in an aggregate amount not to exceed $175,000,000; provided that, pari passu Liens on the assets subject thereto are also created to secure the obligations and liabilities of the Loan Parties hereunder and under the other Loan Documents, so that such Indebtedness is secured equally and ratably with the Loans, the L/C Obligations, and other obligations and liabilities of the Loan Parties under this Agreement and the other Loan Documents.

          Section 7.4. Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:
          (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 7.4;
          (b) the Guarantees and Reimbursement Obligations;
          (c) Guarantee Obligations entered into in the ordinary course of business of any obligations (including Financing Leases and operating leases) of the Borrower or any Subsidiary Guarantor;
          (d) Guarantee Obligations of the Borrower and any of its Subsidiaries of loans or advances to employees for moving, relocation, travel and entertainment expenses, drawing accounts and similar expenditures made in the ordinary course of business and in an aggregate amount not exceeding, when added to loans and advances at any time outstanding pursuant to Section 7.10(c), $10,000,000 outstanding at such time;
          (e) Guarantee Obligations in respect of Interest Rate Protection Agreements, Commodities Price Protection Agreements and Exchange Rate Protection Agreements to the extent permitted pursuant to Section 7.10;
          (f) Guarantee Obligations of the Parent, the Borrower or any Subsidiary of the Parent in respect of loans made pursuant to the Operator Financing Program which are sold as permitted under Section 7.6(g); provided that, such Guarantee Obligations do not, in the aggregate, exceed $50,000,000 at any one time outstanding;
          (g) Guarantee Obligations of the Parent of the performance of obligations of the Borrower or any of its Subsidiaries under Contractual Obligations in existence at the time of any Permitted Acquisition and not created in anticipation thereof under which the Borrower or such Subsidiary becomes obligated as a result of such Permitted Acquisition;
          (h) Guarantee Obligations relating to obligations of any kind of the Borrower, the Parent, or any of the Parent’s Subsidiaries that are not prohibited by this Agreement;
          (i) Guarantee Obligations of the Insurance Subsidiary relating to letters of credit issued for the payment of insurance claims; and
          (j) other Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $10,000,000 at any one time outstanding.
          Section 7.5. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:
          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation and provided, further, that if any of such Subsidiaries is a Subsidiary Guarantor, the surviving corporation shall be a Subsidiary Guarantor);

          (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and
          (c) the Parent may be merged or consolidated with or into the Borrower or the Borrower may be merged or consolidated with or into the Parent (provided that if the Parent shall be the continuing or surviving corporation, it shall have assumed all of the Borrower’s obligations hereunder pursuant to an agreement satisfactory in form and substance to the Administrative Agent).
          Section 7.6. Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:
          (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;
          (b) the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory and other than dispositions permitted by Section 7.6(a) or (d)) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 10% of Consolidated Total Assets of the Borrower and its Subsidiaries as at the beginning of such twelve-month period;
          (c) the sale of inventory in the ordinary course of business;
          (d) the sale or discount without recourse of accounts receivable which are overdue for more than 60 days arising in the ordinary course of business in connection with the compromise or collection thereof;
          (e) as permitted by Section 7.5(b);
          (f) the sale, lease, assignment, transfer or other disposition of accounts receivable in connection with any Account Receivable Indebtedness permitted pursuant to Section 7.2(q);
          (g) the sale (without recourse to the Operator Financing Subsidiary or the Financing Vehicle, as the case may be) of loans made pursuant to the Operator Financing Program by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, to Persons other than the Parent and its Subsidiaries or to the Insurance Subsidiary or the Offshore Joint Venture to the extent (and only to the extent) such purchase by the Insurance Subsidiary or the Offshore Joint Venture, as the case may be, would constitute a Permitted Insurance Company Investment;
          (h) the sale of the real property referred to in clause (ii) to the proviso to Section 7.13; and
          (i) the sale and leaseback of all, or any portion, of the real and personal property of the Borrower and its Subsidiaries referred to in clauses (i) and (ii) of Section 7.13.
          Section 7.7. Limitation on Leases. Permit (a) Consolidated Lease Expense (other than under leases for tractors, trailers, containers and related equipment) for any fiscal year of the Borrower to exceed $40,000,000 or (b) Consolidated Lease Expense with respect to Short Term Leases in any fiscal year of the Borrower to exceed $40,000,000.

          Section 7.8. Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or the Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or the Parent, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, the Borrower or any Subsidiary except that:
          (a) the Borrower may pay cash dividends to the Parent in an amount sufficient to pay tax liabilities of the Parent which are paid in cash by the Parent to any taxing authority and which are attributable to income, business, properties or activities of or distribution of earnings by, the Parent or its Subsidiaries; provided that, the Parent shall contribute to the Borrower the amount of any refunds of such tax payments upon receipt thereof;
          (b) the Borrower may pay cash dividends to the Parent to enable the Parent to pay premiums to insurance companies for directors’ and officers’ insurance with respect to the Parent;
          (c) the Borrower may pay cash dividends to the Parent to enable the Parent to pay for the printing and distribution of financial reports of the Parent, proxy solicitations and other communications with shareholders of the Parent and for filings with the Securities and Exchange Commission and costs directly related to the annual meeting of shareholders of the Parent;
          (d) the Borrower may pay cash dividends to the Parent to enable the Parent to pay directors’ fees and expenses to directors of the Parent;
          (e) the Borrower may pay cash dividends to the Parent to enable the Parent to pay fees owed by the Parent to its transfer agent;
          (f) the Borrower may pay cash dividends to the Parent to pay fees to the Parent’s independent auditors, tax advisors and outside attorneys in the ordinary course of business;
          (g) the Borrower may pay cash dividends to the Parent to pay obligations of the Parent incurred under any Interest Rate Protection Agreement or Commodity Price Protection Agreement permitted pursuant to Section 7.10(l); and
          (h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, repurchase, redeem or retire any share of its Capital Stock and/or pay cash dividends to the Parent in addition to the cash dividends described in the preceding clauses (a) through (g), and the Parent may purchase, repurchase, redeem or retire any share of its Capital Stock and/or pay cash dividends to its shareholders; provided that, if after giving effect to any payments to be made in any fiscal quarter of the Parent to effect such purchase, repurchase, redemption or retirement of shares of Capital Stock, and/or payments of cash dividends, pursuant to this clause (h), the Leverage Ratio would be greater than 2.50 to 1.00 on a pro forma basis as at the end of the most recently ended Fiscal Quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1, then the aggregate of all such payments that may be made in such fiscal quarter, when taken together with all such payments made in the three immediately preceding fiscal quarters, shall not exceed an amount equal to ten percent (10%) of Consolidated Net Worth (as at the end of the then most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1).

          Section 7.9. [Reserved].
          Section 7.10. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) investments in Cash Equivalents, investments by the Insurance Subsidiary in Permitted Insurance Company Investments and investments by the Offshore Joint Venture in Permitted Insurance Company Investments;
          (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed, when added to Guarantee Obligations at any time outstanding pursuant to Section 7.4(d), $10,000,000 outstanding at such time;
          (d) investments by the Parent in the Borrower or any Subsidiary Guarantor, investments by the Borrower in any Subsidiary Guarantor and investments by any Subsidiary in the Borrower or in any Subsidiary Guarantor;
          (e) investments, loans and advances (excluding those permitted by Section 7.10(l)) to any independent contractor, including any sales agents or capacity providers, performing services for Parent or any of its Subsidiaries not to exceed $30,000,000 in the aggregate for the Parent and its Subsidiaries at any time outstanding and maturing not later than ten years after the incurrence thereof (it being understood that the repayment thereof may be forgiven if certain performance targets or other specified conditions are met by the relevant contractor);
          (f) short term loans (excluding those permitted by Section 7.10(1)) and compensation advances to any independent contractor performing services for it or for any of its agents made in the ordinary course of business that do not exceed the projected revenues to be paid to such independent contractor within two months of such loans or advances, and in the case of loans, which mature not later than two months after the making of such loans;
          (g) any acquisition of all or a portion of the assets or Capital Stock of any Person that constitutes a business engaged primarily in the same business in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or a business that is directly related thereto; provided that, (i) neither the Borrower nor any Subsidiary shall make an offer to purchase more than 10% of the Capital Stock of such Person in connection with any such acquisition unless such transaction has been approved by a majority of the board of directors of such Person (or such offer is made subject to approval by a majority of the board of directors) or such transaction has been approved by all of the Lenders; (ii) the requirements of Section 7.1 would be satisfied by the Parent and its Subsidiaries on a pro forma combined basis as at the end of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1 if each such acquisition had been completed on or prior to the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter (excluding in such pro forma calculation any extraordinary or non-recurring items related to such acquisition); and (iii) if after giving effect to such acquisition, the Leverage Ratio would be greater than 2.50 to 1.00 on a pro forma combined basis (calculated in a manner consistent with that provided in the preceding clause (ii)), then the purchase price (including the amount of any deferred purchase price, and all amounts applied within one year of the consummation of such acquisitions to the refinancing of any Financing Leases to which such assets or Persons are subject on the respective dates of consummation of such acquisitions, other than Indebtedness so applied to such refinancing) paid for all such acquisitions shall not exceed $50,000,000 in the aggregate in all fiscal quarters during which such greater Leverage Ratio exists;

          (h) investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, do not exceed $10,000,000 at any time outstanding;
          (i) investments by the Borrower or any of its Subsidiaries in Commodity Price Protection Agreements, Exchange Rate Protection Agreements, and Interest Rate Protection Agreements; provided that, such investments in such Commodity Price Protection Agreements are made solely for the purpose of hedging purchase prices of fuel and not for speculation;
          (j) investments of the Borrower or any Subsidiary in the Parent that constitute Indebtedness of the Parent pursuant to paragraphs (g) though (o) of Section 7.2.
          (k) investments, loans and advances by the Borrower in an amount not to exceed $10,000,000 in the aggregate in partnerships, limited liability companies, and other business organizations that do not constitute Subsidiaries or joint ventures in which the Parent, the Borrower, or any of their Subsidiaries is a participant;
          (l) investments, loans and/or advances by the Borrower in or to the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, the proceeds of which shall be used by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, to make loans to independent contractors pursuant to the Operator Financing Program;
          (m) loans by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, to independent contractors to finance such contractor’s acquisition of tractors, trailers, and related transportation equipment;
          (n) other investments not to exceed $5,000,000 at any one time outstanding;
          (o) loans to its employees for the purpose of exercising employee stock options to purchase common stock of the Parent, which loans may be non-recourse;
          (p) loans to its employees to purchase common stock of the Parent, which loans may be non-recourse, provided all such loans may not exceed $5,000,000 at any one time outstanding;
          (q) the formation and funding of Receivables SPVs to engage in Permitted Receivables Transactions including, without limitation, investments in and loans to any Receivables SPVs in connection with a Permitted Receivables Transaction, provided that the Receivables SPV shall not have cash in excess of $5,000,000 for more than a 30 day period at any time; and
          (r) loans or advances to, or other investments in, Subsidiaries that are not Loan Parties and to joint ventures in which the Parent, the Borrower or any of their Subsidiaries is a participant; provided that, all such loans, advances, or other investments may not exceed $50,000,000 at any one time outstanding.

          Section 7.11. Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption of any Indebtedness (other than (i) the Loans, (ii) Indebtedness incurred pursuant to Section 7.2(c), (iii) Financing Leases that are refinanced with Indebtedness incurred pursuant to Section 7.2(c)) and (iv) any Account Receivable Indebtedness permitted pursuant to Section 7.2(q)), or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).
          Section 7.12. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Parent, the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Parent’s, the Borrower’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
          Section 7.13. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except with respect to any such transactions which shall not have an aggregate fair market value in excess of $20,000,000 during the term of this Agreement; provided, however, that, in addition to the foregoing the Borrower may enter into such arrangements with respect to (i) the headquarters facility in Jacksonville, Florida, for aggregate consideration of up to $30,000,000 and (ii) real and personal property located or to be constructed adjacent to such headquarters facility, as identified by the Borrower to the Administrative Agent prior to the date hereof, for aggregate consideration of $30,000,000.
          Section 7.14. Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower or the Parent to end on a day other than the last Saturday in December.
          Section 7.15. Limitation on Negative Pledge Clauses.
          (a) Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (A) this Agreement, (B) any such agreement with respect to (i) any Account Receivable Indebtedness permitted pursuant to Section 7.2(q), (ii) any industrial revenue bonds, (iii) any purchase money mortgages and (iv) any Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall be effective only against the assets financed thereby) and (C) any such agreement in respect of Permitted Specified Additional Debt or Outstanding Permitted Line of Credit Indebtedness, as the case may be, but only to the extent that such Indebtedness is permitted pursuant to Section 7.2 and such agreements comply with Section 7.15(b); or
          (b) enter into any agreement with respect to Permitted Specified Additional Debt or Outstanding Permitted Line of Credit Indebtedness, as the case may be, that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the obligations of the Borrower to the Administrative Agent or any Lender hereunder or under the other Loan Documents (including, without limitation, any advances or extensions of credit made hereunder prior to or subsequent to the creation of such Lien) or to secure any Loan Party’s obligations to the Administrative Agent or any Lender under any Loan Document to which it is a party; provided that, the Borrower may enter into any such agreement which would permit any such Lien but only to the extent that the Permitted Specified Additional Debt and/or Outstanding Permitted Line of Credit Indebtedness, as the case may be, will be equally and ratably secured with any and all other obligations which are secured in connection with the creation of such Lien.

          Section 7.16. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto (including purchasing and selling of tractors, trailers, containers and related transportation equipment, operating the Operator Financing Program, warehousing, logistics, brokerage, freight forwarding (including by ocean shipment), common carriage, contract carriage, dispatching, transportation out-sourcing services, intermodal or air freight business, surface expedited business, consulting on transportation matters, and truck stops operated primarily to service vehicles operated by or for the Borrower and its Subsidiaries); provided that, subject to the other provisions of this Agreement, the foregoing shall not prohibit the Borrower or any Subsidiary from entering into the partnership or joint venture permitted pursuant to Section 7.10(k); and provided, further, that the Insurance Subsidiary shall be permitted to engage in the Insurance Subsidiary Business, so long as (i) in the case of insurance for independent contractors, the premiums charged by the Insurance Subsidiary in connection therewith are consistent in all material respects with those prevailing in the industry for similar risks (based on the good faith judgment of the Insurance Subsidiary) and (ii) of the total insurance premiums received by the Insurance Subsidiary during any period of four consecutive fiscal quarters (inclusive of any reinsurance premiums), (A) no more than one-third of such total premiums may derive from insurance or reinsurance provided by the Insurance Subsidiary in reliance on clause (x) (b) of the definition of Insurance Subsidiary Business, (B) no more than one-third of such total premiums may derive from reinsurance provided by the Insurance Subsidiary in reliance on clause (y) of the definition of Insurance Subsidiary Business and (C) no more than one-half of such total premiums may derive from the sum of the premiums described in subclauses (A) and (B) above.
ARTICLE VIII. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
          (a) The Borrower shall fail to pay any principal of any Loan or the Borrower shall fail to pay any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or the Borrower shall fail to pay any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
          (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
          (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 6.9 or Article VII of this Agreement, Section 10 of the Parent Guarantee (to the extent such Section incorporates by reference the covenants contained in Section 6.9 or Article VII hereof), Section 11 of the Subsidiaries Guarantee (to the extent such Section incorporates by reference the covenants contained in Section 6.9 or Article VII hereof) or Section 10 of the L/C Guarantee (to the extent such Section incorporates by reference the covenants contained in Section 6.9 or Article VII hereof); or

          (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
          (e) The Parent, the Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, the aggregate principal amount of which exceeds $25,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or
          (f) (i) The Parent, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Plan shall have failed to satisfy the minimum funding standard applicable to the Plan (as determined pursuant to Section 412 of the Code and Section 302 of ERISA) for a plan year, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur, or is reasonably likely to incur, any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower, or any Commonly Controlled Entity to any tax, penalty or other liabilities in an aggregate amount in excess of $10,000,000; or

          (h) One or more judgments or decrees shall be entered against the Parent, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
          (i) Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert in writing; or
          (j) (i) The Parent shall cease to own, free and clear of any Liens, 100% of the Capital Stock of the Borrower or (ii) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 25% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Parent or (B) shall obtain the power (whether or not exercised) to elect a majority of the Parent’s directors or (iii) the Board of Directors of the Parent shall not consist of a majority of Continuing Directors; as used in this paragraph “Continuing Directors” shall mean the directors of the Parent on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Parent is recommended by a majority of the then Continuing Directors;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, which shall be applied as set forth in the next succeeding paragraph, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, which shall be applied as set forth in the next succeeding paragraph, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.
          With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

          Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
ARTICLE IX. THE ADMINISTRATIVE AGENT
          Section 9.1. Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMCB, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          Section 9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents, or attorneys in-fact selected by it with reasonable care.
          Section 9.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, sub-agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
          Section 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          Section 9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          Section 9.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, sub-agents, attorneys-in-fact or Affiliates.
          Section 9.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Revolving Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time

(whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          Section 9.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          Section 9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders, agreeing to become a successor agent, a successor agent for the Lenders, which successor agent shall be approved by the Borrower (except that no such approval shall be required if an Event of Default has occurred and is continuing at such time), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
ARTICLE X. MISCELLANEOUS
     Section 10.1. Amendments and Waivers. Subject to Section 2.19(d), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders (receipt of which has been confirmed in writing by the Administrative Agent to the Borrower), the Administrative Agent may, from time to time, (a) enter into with the Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent, (iv) release any Guarantor other than in connection with the sale of a Guarantor in a transaction otherwise permitted under this Agreement, without the written consent of each Lender or (v) amend, modify or waive any provision of Article III without the written consent of the then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          Section 10.2. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally-recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Parent and the Administrative Agent, and as set forth in Schedule 1.1(a) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower or	Landstar System Holdings, Inc.
any Subsidiary Guarantor:	13410 Sutton Park Drive South
Jacksonville, Florida 32224
Attention: James B. Gattoni
Telecopy: 904-390-1644

The Parent:	Landstar System, Inc.
13410 Sutton Park Drive South
Jacksonville, Florida 32224
Attention: James B. Gattoni
Telecopy: 904-390-1644

The Administrative Agent or
the Issuing Lender:	JPMorgan Chase Bank, N.A.
Loan & Agency Services
10 South Dearborn, Floor 7
Chicago, Illinois 60603-2003
Attention: Maribel Lorenzo
Telecopy: (312) 385-7096

and with respect to any notices
relating to Eurocurrency Borrowings
or Letters of Credit denominated
in Foreign Currencies, with a copy to:	J.P. Morgan Europe Limited
9th Floor/9/1501L
125 London Wall
London ECZY 5AJ
United Kingdom
Attention: The Manager
Telecopy: 44 (0) 207 777 2360
provided that, any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.12 or 3.2 shall not be effective until received.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II and Article III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.
          (c) It is acknowledged that the Administrative Agent may provide notices and other communications to the Lenders using “Intralinks” (www.intralinks.com) or a similar, reputable forum on the internet, and such notices or communications will be deemed to have been given on the date of notification by electronic mail of posting to such forum.
          (d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          Section 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          Section 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          Section 10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders (but excluding any transfer or similar taxes arising solely from the event of an assignment by a Lender under Section 10.6(c)), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents (but excluding any such taxes arising solely from the event of an assignment by a Lender under Section 10.6(c)), and (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that, the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any Lender or (ii) legal proceedings commenced against the Administrative Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clause (c) above, the Borrower shall have no obligation under this Section 10.5 to the Administrative Agent or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.
     Section 10.6. Successors and Assigns; Participations and Assignments.
     (a) This Agreement shall be binding upon and inure to the benefit of each of the Loan Parties, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Loan Party may assign or transfer (other than in connection with a merger, liquidation or consolidation permitted by Section 7.5) any of its rights or obligations under this Agreement without the prior written consent of each Lender.
     (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided, that the amount of the Commitment sold to such Participant pursuant to such participation (determined as of the date of the Assignment and Assumption with respect to such participation) shall not be less than $2,500,000. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and such Participant shall have no right to approve any amendment or waiver of any provision of any Loan Document, or to consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would extend the maturity of or reduce the principal of, or interest on, the Loans or any fees payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section; and provided, further, that the Borrower shall not be required to pay, in respect of the amount of the participation transferred by such transferor Lender to such Participant, any greater amount pursuant to any such subsections than the Borrower would have been required to pay in respect of the amount of the Loans subject to such participation had no such transfer occurred.
          (c) Any Lender may assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (a) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or a Lender Affiliate or, if an Event of Default has occurred and is continuing, any other Assignee, and (b) the Administrative Agent and (c) the Issuing Lender, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender, the Administrative Agent and the Issuing Lender (and, in the case of an Assignee that is not then a Lender or a Lender Affiliate, by the Borrower, unless an Event of Default has occurred and is continuing) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided, that the amount of the Revolving Credit Commitment of the assigning Lender assigned pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall not be less than $2,500,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto and shall have no further rights except as set forth in the Assignment and Acceptance).
          (d) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, and Notes, if any, evidencing such Loans held by, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall, upon receipt of a written request from the Assignee, execute and deliver to the Administrative Agent a Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder and so requests it, a replacement Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and otherwise shall be in the form of Exhibit A or Exhibit B hereto. The Note or Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.
          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee (subject to the provisions of Section 10.16 hereof) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
          (g) Nothing herein shall prohibit any Lender from pledging or assigning any Note, together with its rights hereunder, to any Federal Reserve Bank in accordance with applicable law.
          Section 10.7. Adjustments; Set-off.
          (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraph (f) of Article VIII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under any other Loan Document and the expiration of any applicable period of grace provided for herein or in any other Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          Section 10.8. Counterparts; Effectiveness. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (and by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.10. Integration. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders represent the agreement of the Loan Parties, the Parent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Loan Parties, Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          Section 10.11. GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          Section 10.12. Submission To Jurisdiction. Each of the Administrative Agent, Lenders and Loan Parties hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.
          Section 10.13. Waivers. Each of the Loan Parties hereby irrevocably and unconditionally:
          (a) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Loan Party, Administrative Agent or Lender, as applicable, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent, Lender or Loan Party shall have been notified pursuant thereto;

          (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
          Section 10.14. Acknowledgements. Each Loan Party hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the Parent, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Loan Party and the Lenders.
          Section 10.15. WAIVERS OF JURY TRIAL. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTEES, OR ANY OTHER LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.
          Section 10.16. Confidentiality. Each Lender and the Administrative Agent agrees to take normal and reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Parent, the Borrower or any Subsidiary in connection with this Agreement or any other Loan Document; provided, however, that any Lender may disclose such information (a) at the request of any regulatory authority or in connection with an examination of such Lender by any such authority, (b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the discretion of any other Governmental Authority, (e) to such Lender’s Affiliates and independent auditors and other professional advisors or (f) to any Transferee or potential Transferee; provided that such Transferee agrees to comply with the provisions of this Section 10.16.
          Section 10.17. USA PATRIOT Act. Each Lender hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) the (“Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Act.

          Section 10.18. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit, or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
          Section 10.19. Exchange Rates.
          (a) Not later than 2:00 P.M. (London time) on each Computation Date or upon the occurrence of any Event of Default, if any Loans or Letters of Credit are outstanding on such date in a Foreign Currency, the Administrative Agent shall (i) determine the Exchange Rate as of such Computation Date with respect to such Foreign Currency and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Computation Date or Event of Default (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.20 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in determining the Dollar Equivalent of any amounts of such Foreign Currency.
          (b) Not later than 2:00 P.M. (London time) on each Reset Date and each date on which Loans and/or Letters of Credit denominated in a Foreign Currency are made or issued, if any such Loans and/or Letters of Credit are outstanding on such date, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the Loans and Letters of Credit denominated in such Foreign Currency and (ii) notify the Lenders and the Borrower of the results of such determination.
          Section 10.20. Currency Conversion. All payments under this Agreement or any other Loan Document shall be made in Dollars, except for Loans funded, or Reimbursement Obligations with respect to Letters of Credit issued, in a Foreign Currency, which shall be repaid, including interest thereon, in such Foreign Currency. If any payment by the Borrower or the proceeds of any collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the Issuing Lender, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (Local Time at such office) two Business Days prior to the effective date of such conversion; provided that, the Administrative Agent or the Issuing Lender, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the Issuing Lender, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrower under this Section 10.20 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.
     Section 10.21. No Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrower that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 10.22. Termination of Commitments under Existing Credit Agreement. Each of the Loan Parties and the Lenders that is also a party to the Existing Credit Agreement hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the Existing Credit Agreement will be terminated automatically, the Existing Credit Agreement shall be terminated and of no further force or effect (except as otherwise expressly provided therein to survive the termination thereof), and any and all conditions precedent or required notice periods in connection with such termination are hereby waived and of no further force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LANDSTAR SYSTEM HOLDINGS, INC.
State of Georgia	)
	)	s.s.:
County of Camden	)		By:	/s/ James B. Gattoni

				Name:	James B. Gattoni
Sworn before me this				Title:	Vice President, Chief Financial
Officer and Assistant Secretary
26 day of June, 2008

/s/ Laura G. Williams			LANDSTAR SYSTEM, INC.

Notary Public

WITNESSETH			By:	/s/ James B. Gattoni

				Name:	James B. Gattoni
				Title:	Vice President, Chief Financial
Officer and Assistant Secretary
1.	/s/ Patrick J. Murphy

2.	/s/ Tylee Williams

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

State of Georgia	)			LANDSTAR ACQUISITION CORPORATION

	)	s.s.:		LANDSTAR CANADA HOLDINGS, INC.

County of Camden	)			LANDSTAR CAPACITY SERVICES, INC.

Sworn before me this				LANDSTAR CARRIER SERVICES, INC.
26 day of June, 2008
LANDSTAR CORPORATE SERVICES, INC.

/s/ Laura G. Williams				LANDSTAR EXPRESS AMERICA, INC.

Notary Public
LANDSTAR GEMINI, INC.

WITNESSETH				LANDSTAR GLOBAL LOGISTICS, INC.

1.	/s/ Patrick J. Murphy			LANDSTAR INWAY, INC.

2.	/s/ Tylee Williams			LANDSTAR LIGON, INC.

LANDSTAR RANGER, INC.

LANDSTAR T.L.C., INC.

RISK MANAGEMENT CLAIM SERVICES, INC.

SIGNATURE INSURANCE COMPANY

SIGNATURE TECHNOLOGY SERVICES, INC.

			By:	/s/ James B. Gattoni

Title: Vice President
[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A. as Administrative Agent and as a Lender
By:	/s/ Robert P. Carswell
	Name:	Robert P. Carswell
	Title:	Vice President

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

BANK OF AMERICA, N.A. as Co-Syndication Agent and a Lender
By:	/s/ Stephen F. O’Sullivan
	Name:	Stephen F. O’Sullivan
	Title:	Senior Vice President

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

SUNTRUST BANK as Co-Syndication Agent and a Lender
By:	/s/ Tesha Winslow
	Name:	Tesha Winslow
	Title:	Portfolio Manager

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Syndication Agent and a Lender
By:	/s/ Charles N. Kauffman
	Name:	Charles N. Kauffman
	Title:	Senior Vice President

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

BRANCH BANKING & TRUST CO. as Co-Syndication Agent and a Lender
By:	/s/ Dawn G. Dorsey
	Name:	Dawn G. Dorsey
	Title:	Vice President

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

COMERICA BANK as a Lender
By:	/s/ Gerald R. Finney, Jr.
	Name:	Gerald R. Finney, Jr.
	Title:	Vice President

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

COMPASS BANK as a Lender
By:	/s/ Michael R. Del Rocco
	Name:	Michael R. Del Rocco
	Title:	Senior Vice President

[SIGNATURE PAGE FOR LANDSTAR CREDIT AGREEMENT]

SCHEDULE 1.1(A)
COMMITMENTS

NAME OF LENDER	REVOLVING CREDIT COMMITMENT
JPMorgan Chase Bank, N.A.	$37,000,000
Bank of America, N.A.	$36,000,000
SunTrust Bank	$36,000,000
Wachovia Bank, National Association	$36,000,000
Branch Banking & Trust Co.	$36,000,000
Comerica Bank	$22,000,000
Compass Bank	$22,000,000

TOTAL:	$225,000,000

SCHEDULE 1.1(B)
SUBSIDIARY GUARANTORS
Landstar Acquisition Corporation
Landstar Canada Holdings, Inc.
Landstar Capacity Services, Inc.
Landstar Carrier Services, Inc.
Landstar Corporate Services, Inc.
Landstar Express America, Inc.
Landstar Gemini, Inc.
Landstar Global Logistics, Inc.
Landstar Inway, Inc.
Landstar Ligon, Inc.
Landstar Ranger, Inc.
Landstar T.L.C., Inc.
Risk Management Claim Services, Inc.
Signature Insurance Company
Signature Technology Services, Inc.

SCHEDULE 1.1(C)
PRICING GRID

			EUROCURRENCY	COMMITMENT
LEVEL	LEVERAGE RATIO*	ABR LOAN MARGIN	LOAN MARGIN	FEE RATE
I	Greater than 2.75 to 1.00	0.50%	1.500%	0.350%

II	Less than or equal to 2.75 to 1 but greater than 2.00 to 1.00	0.25%	1.250%	0.300%

III	Less than or equal to 2.00 to 1 but greater than 1.25 to 1.00	0.00%	1.000%	0.250%

IV	Less than or equal to 1.25 to 1 but greater than 0.50 to 1.00	0.00%	0.875%	0.200%

V	Less than or equal to 0.50 to 1.00	0.00%	0.750%	0.175%

*	As defined in Section 7.1(a) of the Credit Agreement.
The Applicable Margins and Commitment Fee Rates shall be determined in accordance with the foregoing table based on the Parent’s most recent consolidated financial statements. Adjustments, if any, to the Applicable Margins or Commitment Fee Rates shall be effective two Business Days after the Administrative Agent has received the applicable financial statements. If the Borrower fails to deliver such financial statements to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Margins and Commitment Fee Rates shall be the highest Applicable Margins and Commitment Fee Rates set forth in the foregoing table until the next Business Day after such financial statements are so delivered. The initial Applicable Margins and Commitment Fee Rates shall not be lower than the respective percentages set forth in Level IV. Upon delivery to the Administrative Agent of the Parent’s consolidated financial statements for the fiscal quarter ending June 28, 2008, the Applicable Margin and Commitment Fee Rates shall be reset in accordance with the above.

SCHEDULE 1.1(D)
MANDATORY COSTS
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a) in relation to a sterling Loan:

AB+C(B-D)+E x 0.01
100-(A+C)	per cent. per annum
(b) in relation to a Loan in any currency other than sterling:

E x 0.01
300	per cent. per annum.
Where:
A     is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
B     is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an unpaid sum, the additional rate of interest specified in paragraph (c) of Section 2.9 (Default Rate) payable for the relevant Interest Period on the Loan.
C     is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D     is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.
E     is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Exhibit:
(a)     “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)     “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c)     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
(d)     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 3.9
EXISTING LETTERS OF CREDIT

COVERAGE	BENEFICIARY	AMOUNT	EXPIRATION
Auto & General Liability	National Union Fire Insurance Company of Pittsburgh, PA.	500,000.00	01/05/2009
	Ranger/Qualified Beneficiary	5,000,000.00	06/30/2009
	Inway/Qualified Beneficiary	5,000,000.00	06/30/2009
	Ligon/Qualified Beneficiary	5,000,000.00	06/30/2009
	Gemini/Qualified Beneficiary	5,000,000.00	06/30/2009
	Express/Qualified Beneficiary	5,000,000.00	06/30/2009
Cargo Liability	Ranger/Qualified Beneficiary	10,000.00	01/05/2009
	Inway/Qualified Beneficiary	10,000.00	01/05/2009
	Ligon/Qualified Beneficiary	10,000.00	01/05/2009
	Gemini/Qualified Beneficiary	10,000.00	01/05/2009
	Express/Qualified Beneficiary	10,000.00	01/05/2009
	Poole/ Qualified Beneficiary	10,000.00	01/05/2009
	TLC / Qualified Beneficiary	10,000.00	01/05/2009
	Expediting/Qualified Beneficiary	10,000.00	01/05/2009
Workers’ Compensation	Liberty Mutual Insurance Company	1,287,551.00	01/05/2009

SCHEDULE 4.15
SUBSIDIARIES

Direct Subsidiaries of Parent	Jurisdiction of Incorporation

Landstar System Holdings, Inc.	Delaware

Direct Subsidiaries of Borrower	Jurisdiction of Incorporation

Landstar Acquisition Corporation	Alabama

Landstar Canada Holdings, Inc.	Delaware

Landstar Capacity Services, Inc.	Delaware

Landstar Carrier Services, Inc.	Delaware

Landstar Contractor Financing, Inc.	Delaware

Landstar Inway, Inc.	Delaware

Landstar Ligon, Inc.	Delaware

Landstar Global Logistics, Inc.	Delaware

Landstar Ranger, Inc.	Delaware

Risk Management Claim Services, Inc.	Kentucky

Signature Insurance Company	Cayman Islands

Signature Technology Services, Inc.	Delaware

Indirect Subsidiaries Of Borrower	Jurisdiction of Incorporation

Landstar Canada, Inc.	Ontario, Canada

Landstar Corporate Services, Inc.	Delaware

Landstar Express America, Inc.	North Carolina

Landstar Gemini, Inc.	Delaware

Landstar T.L.C., Inc.	Delaware

SCHEDULE 4.17
ENVIRONMENTAL MATTERS
NONE

SCHEDULE 7.2
EXISTING INDEBTEDNESS
Future minimum lease payments of the Borrower under all noncancelable leases as of the Closing Date are as follows:
Short term capital leases are no greater than $25,525,000
Long term capital leases are no greater than $52,414,000
Operating leases are no greater than $20,981,000

SCHEDULE 7.3
EXISTING LIENS
NONE

SCHEDULE 7.4
EXISTING GUARANTEE OBLIGATIONS
NONE

EXHIBIT A TO CREDIT AGREEMENT
FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT
COMMITMENT:
$_______________	New York, New York
_________ ___, 2008
     FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of __________________ (the “Lender”) on the Termination Date, at the office of JPMorgan Chase Bank, N.A., at 270 Park Avenue, New York, New York 10017 (or, if any Revolving Credit Loans are denominated in a Foreign Currency, then at the Applicable Payment Office for such Revolving Credit Loans), in lawful money of the United States of America (or, if any Revolving Credit Loans are denominated in a Foreign Currency, then in lawful money of such Foreign Currency) and in immediately available funds, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money (except as otherwise provided in the Credit Agreement for any Revolving Credit Loans denominated in a Foreign Currency), from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in Section 2.9 of the Credit Agreement, dated as of June 27, 2008, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as the same may from time to time be amended, modified or supplemented, the “Credit Amendment”; terms defined therein being used herein as so defined).
     This Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof, and is subject to prepayment in whole or in part as provided therein.
     The holder of this Note is authorized to record the date, currency, amount and Type of each Revolving Credit Loan made by the Lender to the Borrower pursuant to Section 2.2 of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof, and the length of each Interest Period with respect thereto, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender’s internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
     Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee, and shall be secured by each Pledge Agreement delivered pursuant to the terms of the Credit Agreement.
     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

     The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LANDSTAR SYSTEM HOLDINGS, INC.
By:
Name:
Title:

SCHEDULE A To Note
LOANS, CONVERSIONS AND PAYMENTS
WITH RESPECT TO ABR LOANS

	Amount of ABR	Amount of ABR
	Loans Made or	Loans Paid or
	Converted from	Converted into	Unpaid Principal
	Eurocurrency	Eurocurrency	Balance of ABR
Date	Loans	Loans	Loans	Notation Made By

SCHEDULE B To Note
LOANS, CONVERSIONS AND PAYMENTS
WITH RESPECT TO EUROCURRENCY LOANS

	Amount of		Amount of
	Eurocurrency	Interest Period and	Eurocurrency
	Loans Made or	Eurocurrency Rate	Loans Paid or
	Converted from	in Respect	Converted into
Date	ABR Loans	Thereof	ABR Loans	Notation Made By

EXHIBIT B TO CREDIT AGREEMENT
FORM OF SWING LINE NOTE

SWING LINE
COMMITMENT:	New York, New York
$25,000,000	_________ ___, 2008
     FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Lender”) on the Termination Date, at its offices at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money, from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in Section 2.9 of the Credit Agreement, dated as of June 27, 2008, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as the same may from time to time be amended, modified or supplemented, the “Credit Amendment”; terms defined therein being used herein as so defined).
     This Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof, and is subject to prepayment in whole or in part as provided therein.
     The holder of this Note is authorized to record the date and amount of each Swing Line Loan made by the Lender to the Borrower pursuant to Section 2.5 of the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender’s internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
     Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee, and shall be secured by each Pledge Agreement delivered pursuant to the terms of the Credit Agreement.
     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.
     The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LANDSTAR SYSTEM HOLDINGS, INC.
By:
Name:
Title:

SCHEDULE A To Note
LOANS AND PAYMENTS

Unpaid Principal
	Amount of Swing	Amount of Swing	Balance of Swing
Date	Line Loans	Line Loans Paid	Line Loans	Notation Made By

EXHIBIT C-1 TO CREDIT AGREEMENT
FORM OF PARENT GUARANTEE
     PARENT GUARANTEE, dated as of _________   ___, 2008, by LANDSTAR SYSTEM, INC., a Delaware corporation (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Lender and the Lenders that are parties to the Credit Agreement defined below (and including any Affiliates thereof that are parties to any Interest Rate Protection Agreements included in the Obligations as defined below, with such Lenders and Affiliates, together with the Issuing Lender, being collectively referred to herein as the “Lenders”).
WITNESSETH:
     WHEREAS, Landstar System Holdings, Inc., a Delaware corporation (the “Borrower”), is party to the Credit Agreement, dated as of June 27, 2008, with Landstar System, Inc., the Subsidiaries of the Borrower that are signatories thereto, the Administrative Agent, and the lenders parties thereto (as amended, the “Credit Agreement”);
     WHEREAS, the Guarantor owns directly all of the issued and outstanding stock of the Borrower and expects to derive substantial benefits from the Credit Agreement;
     WHEREAS, in connection with the Credit Agreement, the Guarantor and the Administrative Agent wish to enter into this Parent Guarantee as hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises, the Guarantor and the Administrative Agent, with the consent of and for the ratable benefit of the Lenders, hereby agree that:
     1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:
     “Guarantee” shall mean this Parent Guarantee, as amended, supplemented or otherwise modified from time to time.
     “Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or Reimbursement Obligations or other L/C Obligations to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Letters of Credit, the Applications, any Interest Rate Protection Agreements entered into with any Lenders, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, Reimbursement Obligations and other L/C Obligations, fees, Letter of Credit commissions, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement) or otherwise.

     2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in lawful money of the United States or any other Agreed Currency in which such Obligations may be payable, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Revolving Credit Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations. This Guarantee is a guarantee of payment when due and not of collection.
          (b) No payment or payments made by the Borrower, the Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Revolving Credit Commitments are terminated.
          (c) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.
     3. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, the Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Guarantor to such Lender hereunder and claims of every nature and description of such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify the Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
     4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against the Company or against the Administrative Agent or any Lender for the payment of the Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower, any Subsidiary Guarantor, or any other Person which may have arisen in connection with this Guarantee. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of the Borrower, or any Subsidiary Guarantor, to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee and the payment in full of the Obligations and the termination of the Revolving Credit Commitments.
     5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender and the Credit Agreement, the other Loan Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor)

which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.
     7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or other Agreed Currency in which such Obligations are payable at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A. or such Applicable Payment Office as may be specified for any of the Obligations payable in any other Agreed Currency.
     9. Representations and Warranties. The Guarantor hereby represents and warrants that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to the Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this paragraph, be deemed to be a reference to the Guarantor’s knowledge.
     The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each borrowing by the Borrower, and on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of borrowing or issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).
     10. Covenants. The Guarantor hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.
     11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     13. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
     14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by e-mail or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

     15. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent or any Lender to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement, in the case of the Administrative Agent or the Lenders or, in the case of the Guarantor, to the following address:
Landstar System, Inc.
13410 Sutton Park Drive South
Jacksonville, Florida 32224
Attention: James B. Gattoni
Telecopy: 904-390-1644
     16. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, of any sum adjudged to be so due in such other currency such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency, the Guarantor agrees to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency and (b) amounts shared with other holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of Obligations under Section 2.12 of the Credit Agreement, such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to the Guarantor.
     17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

LANDSTAR SYSTEM, INC.
By:
Name:
Title:

EXHIBIT C-2 TO CREDIT AGREEMENT
FORM OF SUBSIDIARIES GUARANTEE
     SUBSIDIARIES GUARANTEE, dated as of ____________   ___, 2008, by each of the corporations that are signatories hereto and each Subsidiary of the Borrower that hereafter executes and delivers a Subsidiaries Guarantee Supplement hereto (collectively, the “Subsidiary Guarantors”) in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Lender and the Lenders that are parties to the Credit Agreement defined below (and including any Affiliates thereof that are parties to any Interest Rate Protection Agreements included in the Obligations as defined below, with such Lenders and Affiliates, together with the Issuing Lender, being collectively referred to herein as the “Lenders”).
WITNESSETH:
     WHEREAS, Landstar System Holdings, Inc., a Delaware corporation (the “Borrower”), is party to the Credit Agreement, dated as of June 27, 2008, with Landstar System, Inc., the Subsidiary Guarantors, the Administrative Agent, and the lenders parties thereto (as amended, the “Credit Agreement”);
     WHEREAS, the Borrower owns directly or indirectly all of the issued and outstanding stock of each Subsidiary Guarantor;
     WHEREAS, the Borrower and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and
     WHEREAS, in connection with the Credit Agreement, the Subsidiary Guarantors and the Administrative Agent wish to enter into the Subsidiaries Guarantee as hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises, each Subsidiary Guarantor and the Administrative Agent, with the consent of and for the ratable benefit of the Lenders, hereby agree:
     1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:
     “Guarantee” shall mean this Subsidiaries Guarantee, as amended, supplemented or otherwise modified from time to time.
     “Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or Reimbursement Obligations and other L/C Obligations of any Subsidiary Guarantor to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Letters of Credit, the Applications, any Interest Rate Protection Agreements entered into with any Lenders, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, Reimbursement Obligations and other L/C Obligations, fees, Letter of Credit commissions, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower or any such Subsidiary Guarantor pursuant to the terms of the Credit Agreement) or otherwise.

     2. Guarantee. (a) Subject to the provisions of paragraph (b), each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and each other Subsidiary Guarantor when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in lawful money of the United States or any other Agreed Currency in which such Obligations may be payable, and each Subsidiary Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel with respect to, or collecting against, the Borrower or such other Subsidiary Guarantor under this Guarantee. This Guarantee is a guarantee of payment when due and not of collection.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors.
          (c) Each Subsidiary Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Subsidiary Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Revolving Credit Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.
          (d) Each Subsidiary Guarantor agrees that the obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
          (e) No payment or payments made by the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Subsidiary Guarantor in respect of the Obligations or payments received or collected from such Subsidiary Guarantor in respect of the Obligations, remain liable for the obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full and the Revolving Credit Commitments are terminated.
          (f) Each Subsidiary Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

     3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Paragraph 5 hereof. The provisions of this Paragraph 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.
     4. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, each Subsidiary Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Subsidiary Guarantor or any other Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Subsidiary Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Subsidiary Guarantor to such Lender hereunder and claims of every nature and description of such Lender against such Subsidiary Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify such Subsidiary Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
     5. No Subrogation. Notwithstanding any payment or payments made by any of the Subsidiary Guarantors hereunder or any set-off or application of funds of any of the Subsidiary Guarantors by any Lender, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations are paid in full and the Revolving Credit Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender and the Credit Agreement, the other Loan Documents, any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Subsidiary Guarantors, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Subsidiary Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other Subsidiary Guarantor or guarantor or any release of the Borrower or such other Subsidiary Guarantor or guarantor shall not relieve any of the Subsidiary Guarantors in respect of which a demand or collection is not made or any of the Subsidiary Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Subsidiary Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     7. Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or any of the Subsidiary Guarantors and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Subsidiary Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or such guarantee or right of offset, shall not relieve such Subsidiary Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Subsidiary Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Subsidiary Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

     8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     9. Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or other Agreed Currency in which such Obligations are payable at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A. or such Applicable Payment Office as may be specified for any of the Obligations payable in any other Agreed Currency.
     10. Representations and Warranties. Each Subsidiary Guarantor hereby represents and warrants that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Subsidiary Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this paragraph, be deemed to be a reference to such Subsidiary Guarantor’s knowledge.
     Each Subsidiary Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Subsidiary Guarantor on the date of each borrowing by the Borrower, and on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of borrowing or issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).
     11. Covenants. Each Subsidiary Guarantor hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, such Subsidiary Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Subsidiary Guarantor or any of its Subsidiaries.
     12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     13. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     14. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
     15. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of each Subsidiary Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each Subsidiary Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.
     16. Notices. All notices, requests and demands to or upon the Subsidiary Guarantors or the Administrative Agent or any Lender to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement for the Subsidiary Guarantors.
     17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Subsidiary Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Subsidiary Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, of any sum adjudged to be so due in such other currency such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of Obligations

(including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency, each Subsidiary Guarantor agrees to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency and (b) amounts shared with other holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of Obligations under Section 2.12 of the Credit Agreement, such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Subsidiary Guarantor.
     18. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

LANDSTAR ACQUISITION CORPORATION

LANDSTAR CANADA HOLDINGS, INC.

LANDSTAR CAPACITY SERVICES, INC.

LANDSTAR CARRIER SERVICES, INC.

LANDSTAR CORPORATE SERVICES, INC.

LANDSTAR EXPRESS AMERICA, INC.

LANDSTAR GEMINI, INC.

LANDSTAR GLOBAL LOGISTICS, INC.

LANDSTAR INWAY, INC.

LANDSTAR LIGON, INC.

LANDSTAR RANGER, INC.

LANDSTAR T.L.C., INC.

RISK MANAGEMENT CLAIM SERVICES, INC.

SIGNATURE INSURANCE COMPANY

SIGNATURE TECHNOLOGY SERVICES, INC.

By:
Name:
Title:

EXHIBIT A TO SUBSIDIARIES GUARANTEE
SUBSIDIARIES GUARANTEE SUPPLEMENT
     Reference is made to the Subsidiaries Guarantee, dated as of ___, 2008 (as amended, supplemented or otherwise modified from time to time, the “Subsidiaries Guarantee”; terms defined therein being used herein as therein defined), made by the parties thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (together with certain of their Affiliates as provided in the Subsidiaries Guarantee, the “Lenders”) parties to the Credit Agreement, dated as of June 27, 2008, among Landstar System Holdings, Inc., Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lenders, and the Administrative Agent.
     The undersigned hereby acknowledges that it has received and reviewed a copy of the Subsidiaries Guarantee, and hereby agrees, effective as of the date hereof:
          (a) to join the Subsidiaries Guarantee as a Subsidiary Guarantor party thereto;
          (b) to be bound by all covenants, agreements and acknowledgements attributable to a Subsidiary Guarantor in the Subsidiaries Guarantee;
          (c) to perform all obligations required of it as a Subsidiaries Guarantor by the Subsidiaries Guarantee; and
          (d) that the undersigned shall be deemed to be a Subsidiary Guarantor under the Credit Agreement and that Schedule 1.1(b) of the Credit Agreement is hereby supplemented by adding at the end thereof, under the heading “Subsidiary Guarantor”, the name “[NAME OF NEW SUBSIDIARY]” and under the heading “Jurisdiction of Incorporation”, the word “[STATE OF INCORPORATION]”.
     The undersigned hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, Section 10 of the Subsidiaries Guarantee are true and correct on the date hereof.
     THIS SUBSIDIARIES GUARANTEE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, the undersigned has caused this Subsidiaries Guarantee Supplement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of this _________ day of __________________, 2___.

[NAME OF NEW SUBSIDIARY]
By:
Name:
Title:

     Date: __________________

EXHIBIT C-3 TO CREDIT AGREEMENT
FORM OF L/C GUARANTEE
     L/C GUARANTEE, dated as of ____________   ___, 2008 by LANDSTAR SYSTEM, INC., a Delaware corporation (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Lender and the Lenders that are parties to the Credit Agreement defined below (together with the Issuing Lender, collectively the “Lenders”).
WITNESSETH:
     WHEREAS, certain Subsidiaries of the Guarantor (collectively, the “Subsidiary Guarantors”) are parties to the Credit Agreement, dated as of June 27, 2008, with Landstar System Holdings, Inc., the Guarantor, the Administrative Agent, and the lenders parties thereto (the “Credit Agreement”);
     WHEREAS, the Guarantor owns directly or indirectly all of the issued and outstanding stock of each Subsidiary Guarantor and expects to derive substantial benefits from the Credit Agreement;
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans and other extensions of credit to the Borrower and the Subsidiary Guarantors under the Credit Agreement, the Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
     1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:
     “Guarantee” shall mean this L/C Guarantee, as amended, supplemented or otherwise modified from time to time.
     “Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, owing by the respective Subsidiary Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the respective Subsidiary Guarantor to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Letters of Credit, the Applications entered into with the Issuing Lender in respect of the Letters of Credit, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, Reimbursement Obligations and other L/C Obligations, fees, Letter of Credit commissions, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, the Issuing Lender or any L/C Participant that are required to be paid by the respective Subsidiary Guarantor pursuant to the terms of the Credit Agreement) or otherwise.
     2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent, the Issuing Lender and the L/C Participants and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by each respective Subsidiary Guarantor when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in lawful money of the United States or any other Agreed Currency in which such Obligations may be payable, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Lender or any L/C Participant in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the obligations are paid in full and the Revolving Credit Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower or any Subsidiary Guarantors may be free from any Obligations. This Guarantee is a guarantee of payment when due and not of collection.
          (b) No payment or payments made by any Subsidiary Guarantor, the Guarantor or any other Person or received or collected by the Administrative Agent, the Issuing Lender or any L/C Participant from any Subsidiary Guarantor, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Revolving Credit Commitments are terminated.
          (c) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent, the Issuing Lender or any L/C Participant on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.
     3. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, the Guarantor hereby irrevocably authorizes the Issuing Lender or any L/C Participant at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Issuing Lender or such L/C Participant to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Issuing Lender or such L/C Participant may elect, against and on account of the obligations and liabilities of the Guarantor to the Issuing Lender or such L/C Participant hereunder and claims of every nature and description of the Issuing Lender or such L/C Participant against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent, the Issuing Lender or any L/C Participant has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Issuing Lender and each L/C Participant agree to notify the Guarantor promptly of any such set-off and the application made by the Issuing Lender or such L/C Participant, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Lender and each L/C Participant under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Lender and such L/C Participant may have.
     4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including section 509 thereof, under common law or otherwise) of the Administrative Agent, the Issuing Lender or any L/C Participant against the Company or against the Administrative Agent, the Issuing Lender or any L/C Participant for the payment of the obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Subsidiary Guarantor or any other Person which may have arisen in connection with this Guarantee. So long as the obligations remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Guarantor to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee and the payment in bill of the obligations and the termination of the Revolving Credit Commitments.
     5. Amendments, etc. with Respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, Issuing Lender or any L/C Participant may be rescinded by such party and any of the obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Lender or any L/C Participant and the Credit Agreement, the other Loan Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Issuing Lender and/or any L/C Participant may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent, the Issuing Lender or any L/C Participant for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against the Guarantor, the Administrative Agent, the Issuing Lender or any L/C Participant may, but shall be under no obligation to, make a similar demand on the respective Subsidiary Guarantor or any guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from such respective Subsidiary Guarantor or such other guarantor or any release of such respective Subsidiary Guarantor or such other guarantor shall not relieve the Guarantor, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, the Issuing Lender or any L/C Participant against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent, the Issuing Lender or any L/C Participant upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the respective Subsidiary Guarantor or the Guarantor and the Administrative Agent, the Issuing Lender or any L/C Participant shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the respective Subsidiary Guarantor or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Lender or any L/C Participant, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the respective Subsidiary Guarantor against the Administrative Agent, the Issuing Lender or any L/C Participant, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the respective Subsidiary Guarantor or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the respective Subsidiary Guarantor for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent, the Issuing Lender and any L/C Participant may, but shall be under no obligation to, pursue such rights and remedies as it may have against the respective Subsidiary Guarantor or any other Person or against any guarantee for the obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Lender or any L/C Participant to pursue such other rights or remedies or to collect any payments from the respective Subsidiary Guarantor or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the respective Subsidiary Guarantor or any such other Person or any such guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Lender or any L/C Participant against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the L/C Participants, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the respective Subsidiary Guarantor may be free from any Obligations.
     7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing Lender or any L/C Participant upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the respective Subsidiary Guarantor or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the respective Subsidiary Guarantor or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or other Agreed Currency in which such Obligations are payable at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A. or such Applicable Payment Office as may be specified for any of the Obligations payable in any other Agreed Currency.
     9. Representations and Warranties. The Guarantor hereby represents and warrants that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to the Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent, the Issuing Lender and each L/C Participant shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the respective Subsidiary Guarantor’s knowledge shall, for the purposes of this paragraph, be deemed to be a reference to the Guarantor’s knowledge.
     The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).
     10. Covenants. The Guarantor hereby agrees that, from and after the Closing Date and so long as any Letter of Credit remains outstanding and unpaid or any other amount is owing to the Issuing Lender, any L/C Participant or the Administrative Agent under the Credit Agreement or any other Loan Document, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.

     11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     13. No Waiver; Cumulative Remedies. Neither the Administrative Agent, the Issuing Lender nor any L/C Participant shall by any act (except by a written instrument pursuant to paragraph 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any L/C Participant, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Issuing Lender or any L/C Participant of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Issuing Lender or such L/C Participant would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
     14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent, the Issuing Lender or any L/C Participant relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent, the Issuing Lender and the L/C Participants in a letter or agreement executed by the Administrative Agent or by e-mail or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the L/C Participants and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.
     15. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent, the Issuing Lender or any L/C Participant to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement, in the case of the Administrative Agent, the Issuing Lender or the L/C Participants or, in the case of the Guarantor, to the following address:

Landstar System, Inc.
13410 Sutton Park Drive South
Jacksonville, Florida 32224
Attention: James B. Gattoni
Telecopy: 904-390-1644
     16. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, of any sum adjudged to be so due in such other currency such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, in the specified currency, the Guarantor agrees to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, in the specified currency and (b) amounts shared with other holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of Obligations under Section 2.12 of the Credit Agreement, such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to the Guarantor.
     17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

LANDSTAR SYSTEM, INC.
By:
Name:
Title:

EXHIBIT D TO CREDIT AGREEMENT
FORM OF CLOSING CERTIFICATE
     This Closing Certificate is delivered to you by the undersigned pursuant to Section 5.1(b) of the Credit Agreement, dated as of June 27, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Landstar System Holdings, Inc. (the “Borrower”), Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.
     The undersigned, being the duly elected and acting Vice President of the Borrower, hereby certifies to the Administrative Agent and the Lenders that:
     i. The representations and warranties of the Borrower and the Parent set forth in the Credit Agreement or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement are correct in all material respects on and as of the date hereof as if made on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).
     ii. Immediately prior to and immediately after the making of the extensions of credit under the Credit Agreement on the Closing Date, no Default or Event of Default has occurred and is continuing under the Credit Agreement.
     iii. On and as of the date hereof, no strikes or other labor disputes are pending or, to the knowledge of the undersigned, threatened against the Parent, the Borrower or any of its Subsidiaries, and neither the Parent, the Borrower nor any of its Subsidiaries are in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with labor or employment matters (including, without limitation, employee benefits) that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.
     In witness whereof, we have hereto set our names on this ___ day of ____________, 2008.

By:
Name:
Title:

EXHIBIT E-I TO CREDIT AGREEMENT
FORM OF OPINION OF DEBEVOISE & PLIMPTON LLP
[TO BE IN FORM ACCEPTABLE TO THE ADMINISTRATIVE AGENT]

EXHIBIT E-2 TO CREDIT AGREEMENT
FORM OF OPINION OF BORROWER’S GENERAL COUNSEL
[TO BE IN FORM ACCEPTABLE TO THE ADMINISTRATIVE AGENT]

EXHIBIT E-3 TO CREDIT AGREEMENT
FORM OF OPINION OF MAPLES AND CALDER
[TO BE IN FORM ACCEPTABLE TO THE ADMINISTRATIVE AGENT]

EXHIBIT F TO CREDIT AGREEMENT
FORM OF
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [___________________________] (the “Assignor”) and [___________________________] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate of _______________]

3.	Borrower:	Landstar System Holdings, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A.,
as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of June 27, 2008 among Landstar System Holdings, Inc., Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

	Aggregate Amount of	Amount of
Facility Assigned[1]:	Revolving Credit	Revolving Credit	Percentage Assigned
Revolving Credit	Commitment/Loans	Commitment/Loans	of Revolving Credit
Facility	for all Lenders*	Assigned*	Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: ___][3]
Effective Date: ____________, 2___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Fill in the appropriate terminology for the type(s) of facilities under the Credit Agreement that are being assigned under this Assignment.

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
By:
Title:

ASSIGNEE
By:
Title:

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

Consented to:

JPMORGAN CHASE BANK, N.A., as Issuing Lender
By:
Title:

LANDSTAR SYSTEM HOLDINGS, INC., as Borrower
By:
Title:

ANNEX 1
     The Credit Agreement dated as of June 27, 2008 among Landstar System Holdings, Inc., Landstar System, Inc., the Subsidiaries of the Borrower which are signatories thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 6. 1 and 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
          3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.